Exhibit 10.9

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LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 29th day of September, 2017, between ARE-East River Science Park, LLC a Delaware limited liability company (“Landlord”), and Prevail Therapeutics, Inc., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	430 East 29th Street, New York, New York, 10016.

Premises:	That portion of the Project, containing approximately 3,849 rentable square feet (as determined by Landlord and accepted for all purposes by Tenant), in Suites 935 and 940 on the 9th floor in the 418,639 rentable square foot West Tower (the “Building”) of The Alexandria Center for Life Science - New York City (collectively, together with the underlying land, related site improvements and the immediately adjacent East Tower, the “Project”), as shown on Exhibit A.

Project:	The Alexandria Center for Life Science — New York City, including the Land, all buildings (including the Building) and other improvements located (or to be located) thereon and appurtenances thereto,

Base Rent:	$30,471.25 per month.

Building’s Share: The proportionate share of the rentable square feet in the Building to the total rentable square feet then in the Project, as determined by Landlord from time to time (which proportionate share currently attributed to the Building is 57.53%).

Building:	The approximately 418,639 rentable square foot building known as the West Tower of the Project (the “West Tower”).

Land:	That certain real property more particularly described on Exhibit B.

Tenant’s Share:	0.9194%.

Security Deposit:	$91,413.75.

Target Commencement Date:	October 1, 2017 or sooner, if possible.

Rent Adjustment Percentage:	3.5%

Term:	Beginning on the Commencement Date and ending forty-nine (49) months from the first day of the first full calendar month of the Term (as defined in Section 2) hereof.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment via Regular Mail:	Address for Rent Payment via Overnight Courier:
P.O. Box 975383 Dallas, TX 75397-5383	JP Morgan Chase Alexandria Real Estate Equities Lockbox 975383 TX1-0006 14800 Frye Road

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Wire/ACH Payment Information:		Fort Worth, TX 76155
Bank Name:	JPMorgan Chase Bank NA
Bank Address:	201 N. Central Ave. Phoenix, AZ 85004
Account Name:	Alexandria Real Estate Equities, Inc.
Account Number:	790081186
Wire ABA Number:	021000021
ACH ABA Number:	122100024

Tenant’s Notice Address:		Landlord’s Notice Address:
Prevail Therapeutics c/o Asa Abeliovich, MD PhD, CEO 430 East 29th Street New York, NY 10016		385 East Colorado Blvd., Suite 299 Pasadena, CA 91101 Attention: Corporate Secretary

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

☒	EXHIBIT A — PREMISES DESCRIPTION	☒	EXHIBIT B — DESCRIPTION OF PROJECT

☐	EXHIBIT C — INTENTIONALLY OMITTED	☒	EXHIBIT D — COMMENCEMENT DATE

☒	EXHIBIT E — RULES AND REGULATIONS	☒	EXHIBIT F — TENANT’S PERSONAL PROPERTY

☐	EXHIBIT G — INTENTIONALLY OMITTED	☐	EXHIBIT H — INTENTIONALLY OMITTED

☐	EXHIBIT I — INTENTIONALLY OMITTED	☒	EXHIBIT J — ADDITIONAL INSUREDS

☐	EXHIBIT K — INTENTIONALLY OMITTED	☒	EXHIBIT L — OPEN SPACE DESCRIPTION

☒	EXHIBIT M — SUPERIOR INSTRUMENT EXCERPTS

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Tenant shall also have a license, on a non-exclusive basis in common with other tenants and users of the Project, to use all of the Building’s public hallways, lobbies, fitness center, corridors and passages and the Building’s public stairways as “Common Areas” from time to time, in accordance with the Rules and Regulations applicable thereto and all Legal Requirements; but “Common Areas” shall not include any area within the Premises or any other leased or leasable area of the Project, and such access and use shall be subject to the terms of the Superior Instruments (as defined in Section 27). Landlord reserves the right to modify, from time to time, the Project, the Building, the Open Space and the Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use. No vault or cellar is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding. As used herein, the term “Open Space” shall mean the portion of the Project that will be subject to a permanent and perpetual public use and access easement, of a location and size substantially as shown on Exhibit L, or otherwise in accordance with the Declaration (Corrective) dated December 29, 2006 by ARE — East River Science Park, LLC, recorded February 20, 2007 at CRFN 2007000094401, as the same may be modified from time to time.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work, if any, Substantially Completed (“Delivery” or “Deliver”). “Landlord’s Work” shall mean the completion of the core and shell of the building. “Substantially Completed” and “Substantial Completion” shall mean the completion of Landlord’s Work, subject only to punch list items which do not materially impact Tenant’s use of the Premises. Tenant shall be solely responsible for ensuring that the Building and tenant improvement designs and specifications are consistent with Tenant’s requirements. Tenant shall solely be responsible for all costs incurred by Landlord to alter the Building as a result of Tenant’s requested changes, if any, which changes shall be subject to approval by Landlord in its sole discretion. Landlord shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Premises or Tenant’s business operations therein. Except as set

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forth in this Section 2, Landlord shall have no obligation to perform any work at the Project in connection with preparing the Premises for, or accommodating, Tenant’s occupancy. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable or subject to termination except as provided herein. If Landlord does not Deliver the Premises within 60 days of the Target Commencement Date for any reason other than Force Majeure delays, this Lease may be terminated by Landlord or Tenant by written notice to the other, and if so terminated by either: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. If neither Landlord nor Tenant elects to void this Lease within 5 business days of the lapse of such 60 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect. Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure to deliver possession of the Premises by the Target Commencement Date or to grant access to certain portions of the Premises prior to the Target Commencement Date as permitted hereunder. Tenant agrees that the provisions of this Section 2 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

(a) The “Commencement Date” shall be the earliest of: (i) the date Landlord Delivers the Premises to Tenant; and (ii) the date Tenant conducts any business in the Premises or any part thereof.

(b) Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgment of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

(c) (i) Tenant shall accept the Premises in their “AS-IS” condition as of the Commencement Date, other than Landlord’s Work; (ii) Landlord shall have no obligation for any defects in the Premises, to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent.

(d) Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, the Building or the Project, and/or the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises, the Building or the Project are suitable for the Permitted Use, No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall

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be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), (ii) administrative rent for property management services in the amount of 3.00% of the Base Rent (determined without regard to any rent abatement that may be applicable) (“Administrative Rent”), provided that if Operating Expenses (as defined below) includes the cost of fees payable to a third party property manager, then the Administrative Rent shall be reduced (but not below zero) by the cost of any such fees, and (iii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated. Notwithstanding anything to the contrary contained in this Lease, but provided Tenant is not in Default hereunder, Landlord hereby grants Tenant an abatement of the Base Rent payable during the period beginning on the Commencement Date and ending one (1) months after the Commencement Date (“Base Rent Abatement”). For the avoidance of doubt, if the Commencement Date occurs on the first day of a month, the Base Rent Abatement will be measured from that date. If the Commencement Date occurs on a day other than the first day of a month, the Base Rent Abatement will be measured from the first day of the following month, and Base Rent shall be payable on a prorated basis for the portion of the month in which the Commencement Date occurs. Except as provided in the preceding sentences, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this Lease. The Administrative Rent set forth in Section 3(b) above and the Operating Expenses set forth in Section 5 below shall not be abated and shall be based on the amount of Base Rent that would have been payable without regard to the Base Rent Abatement. Notwithstanding anything to the contrary in this Section 4, the adjustment in the Base Rent as set forth in this Section 4 shall be based on the full and unabated amount of Base Rent payable for the first 12 month period from and after the Commencement Date.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

(a) The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) and the Project, as applicable, and the Premises (including, without duplication, Taxes (as defined in Section 9), all Building and Project related costs in connection with the shell and core of the Building, site improvements, transportation, maintenance, common area utilities, taxes, real estate taxes or PILOT payments (as defined in Section 9), insurance, and capital repairs and improvements amortized (with interest at the Default Rate) over the lesser of 7 years and the useful life of such capital items, and the costs of Landlord’s third party property manager), excluding only:

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(i) the original construction costs of the Project and costs of correcting defects in such original construction;

(ii) capital expenditures for expansion of the Project;

(iii) interest, principal payments of any Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(iv) depreciation of the Project (provided that the exclusion of depreciation shall not preclude inclusion of amortization of capital improvements, which is includable in Operating Expenses in accordance with the terms of this Lease);

(v) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(vi) legal and other expenses incurred in the negotiation or enforcement of leases;

(vii) costs of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work; in each instance other than those ordinary building repairs and maintenance to Building structures, windows and Building Systems;

(viii) costs of utilities outside normal business hours sold to tenants of the Project;

(ix) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(x) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(xi) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(xii) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(xiii) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(xiv) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

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(xv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same materially exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xvi) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(xvii) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xviii) costs incurred in the sale or refinancing of the Project;

(xix) subject to Section 9(a), net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; and

(xx) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any capital improvements that are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the “Energy Savings Costs”) shall be amortized over a period of years equal to the least of (A) 7 years, (B) the useful life of such capital items, and (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital improvements.

(b) Within 120 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Tenant’s Share of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Tenant’s Share of Operating Expenses for such year, then the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year, then Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

(c) Each Annual Statement shall be final and binding upon Tenant unless Tenant, within 30 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated, Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Building had been 95% occupied on average during such year, “Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises, the Building or the Project occurring thereafter, Landlord may equitably increase Tenant’s Share (or Tenant’s Share of Operating Expenses, as the case may be) for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent and all Additional Rent (including Tenant’s Share of Operating Expenses) and other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

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(d) In the event Tenant reviews the expense information or an independent review is conducted by a third party (an “Independent Review”), any and all materials reviewed by or at Tenant’s request shall be deemed “Confidential Materials,” and Tenant shall, and shall cause the entity conducting the Independent Review to, maintain all Confidential Materials in the strictest confidence and not disclose any portion thereof to any third party without the express written consent of Landlord, except as expressly permitted hereunder. Tenant shall, and shall cause the entity conducting the Independent Review to, (i) use the Confidential Materials solely for the purpose of reviewing the accuracy of the Annual Statement, and for no other purpose and (ii) with respect to its employees, officers and directors, (A) allow the same to review the Confidential Materials strictly on a “need to know” basis and (B) cause the same to abide by the terms of this Section, to the same extent that Tenant is obligated to abide hereby, and shall be liable to Landlord for any failure herein or breach hereof including any accidental or non-intentional failure or breach.

6. Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 30 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions or Tenant shall promptly provide Landlord with an amendment to the Letter of Credit reflecting and ratifying Landlord’s draw thereunder and Tenant’s subsequent restoration of the Letter of Credit to the original amount. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount. Provided that Tenant is not then in default under this Lease, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. In the event the issuer of the Letter of Credit experiences a downgrade of its debt rating below “A-” by Standard & Poors Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or the equivalent rating by Moody’s Investor Services, Inc. (“Moody’s”) at any time during which Tenant is obligated to provide the Letter of Credit, Landlord shall be entitled, in Landlord’s sole discretion, to receive a replacement Letter of Credit from an issuing bank with a debt rating of “AA” by S&P or the equivalent rating by Moody’s or better.

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit. Neither Landlord, nor its successors or assigns, shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is agreed that the provisions of this Section shall apply to every sale, transfer or assignment made of the security to a new Landlord. Tenant shall pay and be liable for any and all fees arising from any transfer of the Letter of Credit upon transfers of ownership of the Project, Building or Premises.

7. Use.

(a) Tenant shall have 24 hours per day, 7 days per week access to its Premises, the Building and the parking area, subject to restricted access due to Force Majeure, necessary for repairs or emergency conditions, or arising due to Legal Requirements. Tenant shall use the Premises solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all present and future laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body, in each case, applicable to the Premises and the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall not occupy, use or operate the Premises, or allow the Premises or any part thereof to be occupied, used or operated for any unlawful purpose or in violation of any certificate of occupancy affecting the Building and/or the Project or for any use that may constitute a nuisance, public or private. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to any use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including, without limitation, conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises.

(b) Immediately upon its discovery of any violation or breach of any Legal Requirement, this Lease or any Superior Instrument, Tenant shall take all necessary steps, legal and equitable, to compel the cure of such violation or breach, including, if necessary, the removal from the Premises of any subtenants or licensees using a portion of the Premises.

(c) Tenant will not use or permit the Premises to be used for any purpose or in any manner that is prohibited under the Ground Lease (as defined in Section 27) or that would void Tenant’s, Landlord’s, or the Condominium Board’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits.

(d) Tenant shall reimburse Landlord or the Condominium Board, as applicable, promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 7 or otherwise caused by Tenant’s use and/or occupancy of the Premises.

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(e) Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent odors, sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the: prior written consent of Landlord. Landlord reserves the right to prescribe the weight and position of all safes, files, paper and book storage facilities, business machines and other heavy equipment and installations.

(f) Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use, nor shall Tenant use the Premises in a manner that results in transmissions from the Premises at a frequency which interferes with any other tenant’s use of any portion of the Building or the Project other than the Premises.

(g) Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for the preparation, dispensing, consumption or sale of food or beverages in any manner whatsoever, whether for “on” or “off” premises consumption (other than the consumption of food by employees and invitees of Tenant).

Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expense (to the extent such Legal Requirement is applicable solely by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA). Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the expiration or earlier termination of the Term, (I) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, or shall become a tenant at sufferance upon the terms described herein below, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Base Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, then, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Premises as provided herein, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 200% of the greater of the Rent in effect during the last 30 days of the Term and

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the then fair market rental value for the Premises, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease. The acceptance by Landlord of any such use and occupancy payment by Tenant pursuant to this Section 8 shall in no event preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the provisions of this Section 8 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. Nothing contained in this Section 8 shall (i) imply any right of Tenant to remain in the Premises after the expiration of the Term without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser and no acceptance by Landlord of payments from Tenant after the expiration date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 8. The provisions of this Section 8 shall survive the expiration or earlier termination of this Lease.

9. Taxes.

(a) Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project, or (vi) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Project, including without limitation any Business Improvement District (“BID”) tax increment financing (“TIF”) or Commercial Rent Occupancy Tax (“CROT”) taxes and assessments payable by Landlord and any and all other governmental and quasi-governmental assessments, without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall include all payments in lieu of taxes (“PILOT”) and other impositions and costs for which Landlord is responsible under any Superior Lease (as defined in Section 27) including without limitation under Articles 3 and 4 of the Ground Lease or under the IDA Lease Documents (as defined in Section 27). Taxes shall not take into account any exemption which Landlord is entitled to under any governmental incentive program for investment and/or employment creation where Landlord is the induced party including without limitation the Industrial and Commercial Incentive Program (“ICIP”) or under the IDA Lease Documents or Ground Lease or any other governmental incentive program. Taxes shall not include any net income taxes, franchise, capital stock, gift, estate or inheritance taxes imposed on Landlord or the owner of any interest in the Project or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein, except to the extent the same, however denominated, are imposed in substitution for any Taxes payable hereunder as a result of any change in the manner of taxation of the ownership or operation of real estate in which case the same shall be deemed to be included within the definition of the term “Taxes.” If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord

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or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or. Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand. With respect to any tax year, all reasonable and customary expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such tax year. Special assessments, if any, shall be deemed paid in the maximum number of installments allowed by the Governmental Authority having jurisdiction thereover, notwithstanding that Landlord may elect to pay the same on a different schedule. If at any time the methods of taxation prevailing as of the date hereof shall be altered so that in lieu of or as an express substitute for the whole or any part of the Taxes, assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Project or any part thereof, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received therefrom, whether or not wholly or partially as a capital levy or otherwise, or (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project, or (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee with respect to the Project, or any part thereof, however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

(b) Tenant hereby covenants and agrees to (i) pay any and all CROT taxes and assessments payable by Landlord with respect to any rent due hereunder, (ii) pay any and all New York City and New York state transfer taxes, sales taxes and any and all other taxes payable by or on behalf of Tenant, as the same shall become due or payable, and (iii) file all tax returns required to be filed in connection with the foregoing.

10.

Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below), the terms and conditions of this Lease and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, and subject to the payment by Tenant of Landlord’s customary parking fees and charges, the payment of which constitutes Rent hereunder, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations and subject to the rights of ingress and egress of other tenants and their employees, agents and invitees to other areas of the Project, provided, however, that Landlord shall have the right, without notice, in an emergency and otherwise for any reason upon not less than five (5) days’ written notice to relocate all or part of the non-reserved parking to other locations in the parking areas of the Project, or to suspend or terminate the right to use any or all the parking spaces. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. If applicable, Tenant shall comply with the Project’s transportation plans to be created by Landlord under the guidelines set forth by the City of New York.

11. Utilities; Services; Refuse and Trash.

(a) General. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, steam, air conditioning, ventilating, light, power, telephone, sewer, and fire sprinklers to the extent the Project is plumbed for such services (collectively, “Utilities”). Landlord shall pay for (and shall not include in Operating Expenses) all Utilities used on the Premises, all maintenance charges for Utilities, and any

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storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Tenant acknowledges that Landlord is not the generator of Utilities and that Landlord’s obligation to deliver Utilities to the Premises pursuant to this Lease consequently is subject to the provision of electrical energy and water service to the Project, as applicable, by the respective utility company responsible for delivering same to the Project. Landlord shall have no liability for the availability, capacity, quality, continuity or character of service of Utilities, and no eviction or constructive eviction of Tenant, termination of this Lease or abatement of Rent shall arise due to, nor shall Landlord have any liability due to any loss, cost, claim, damage or expense arising from the availability, capacity, quality, continuity or character of service of Utilities or any interruption, deterioration or removal of any of the foregoing, except as caused by Landlord’s willful misconduct. Tenant acknowledges that the capacity of such Utilities available to the Premises is part of the overall capacity of such Utilities available to the Project for its use on a non-exclusive basis in common with all other tenants at the Project. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

(b) Special Provisions Regarding Electricity.

(i) In the event that any tax shall be imposed upon Landlord’s receipts from the sale, use or resale of electrical energy or any other utility service to Tenant, the pro rata share allocable to such service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by applicable Legal Requirements.

(ii) Tenant shall enter into such modifications of this Lease as Landlord may from time to time reasonably request in connection with any requirement of the New York State Public Service Commission, or any successor thereto, or any requirement of law pertaining to the supplying of electrical service or the charges therefor under any provision of the Lease. If because of any such requirement, any provision of this Section cannot be given full effect, whether with respect to any past period or any future period, the parties shall enter into such modifications of the Lease setting forth substitute provisions, consistent with such requirements, which, to the maximum extent possible, achieve the intended purposes of the provisions of this Section which cannot be given full effect.

(c) Refuse and Trash. Landlord shall provide refuse and trash collection and janitorial services at the Building for ordinary office refuse and rubbish and cleaning, and the cost of such services shall be included in Operating Expenses. To the extent that the refuse and trash and/or cleaning needs generated by Tenant exceeds the refuse and trash and/or cleaning needs customarily generated by other tenants of the Building, Tenant shall pay to Landlord the costs that Landlord reasonably incurs for such removal and/or cleaning, within 10 days after rendition of bills therefor, as Additional Rent. In respect of refuse and trash other than ordinary office refuse and rubbish (such as bio/medical waste, “wet trash” and construction debris, and cleaning with respect thereto), at Landlord’s option (i) Landlord shall provide collection and janitorial services for such refuse and trash, and Tenant shall pay to Landlord an amount equal to 105% of Landlord’s cost therefor, within 10 days after rendition of bills therefor, as Additional Rent, or (ii) Tenant shall contract directly with the third-party service provider (acceptable to Landlord in its sole discretion) for the provision of such services and, in such case, Tenant shall pay such service provider directly, prior to delinquency. In all cases, Tenant shall store and stage all its waste, refuse, trash and recyclables within its Premises or in such enclosure areas as may be designated by Landlord and shall keep the Premises in a neat and clean condition. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall comply with all Legal Requirements, whether imposed on Landlord or Tenant, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash in the Premises and cleaning the Premises. Upon request by Landlord, Tenant shall sort and separate into categories designated by Landlord and shall place in separate receptacles (as may be designated by Landlord) all waste products, garbage, refuse and trash in the Premises.

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(d) Loading Dock and Freight Elevator. Landlord shall provide, on a non-exclusive, first-come, first-served basis, freight elevator service to the floor on which the Premises are located and access to a loading dock adjacent to such freight elevator for Tenant’s deliveries in and out of the Premises in connection with the Permitted Use. Tenant’s use of the freight elevator and the loading dock shall be subject to the Superior Instruments, the Rules and Regulations, Landlord’s security requirements for the Building and/or the Project, and the terms of this Lease. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building and/or to discontinue temporarily the use of any one or more cars in any of the elevator banks provided that at all times there will be at least one passenger elevator serving the Premises at all times (subject to such passenger elevator not being in service due to repairs or alterations being made thereto).

12. Alterations and Tenant’s Property.

(a) Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure of the Building or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure of the Building or Building Systems, or if Landlord deems that such proposed Alteration will adversely affect Landlord’s ability to re-lease the Premises, but which shall otherwise not be unreasonably withheld or delayed. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the Alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with any applicable insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 10% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Tenant shall post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord and the Condominium Board for, and indemnify and hold Landlord and the Condominium Board harmless from, any expense incurred by Landlord and/or the Condominium Board, as applicable, by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

(b) In the event Tenant installs a security systems or additional locks, Tenant shall supply Landlord with the necessary card(s) or key(s) and security codes to permit entry in the event of an emergency endangering life or property.

(c) Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord and the Condominium Board against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

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(d) Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property which may be removed without damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant prior to the expiration or earlier termination of the Term (collectively, “Tenant’s Property”), all property of any kind paid for by or on behalf of Landlord, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease; provided, however, that Landlord shall, at the time its approval of such Installation is requested notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. In the event Tenant fails to remove any such Installation in accordance with the foregoing sentence, Landlord may do so at Tenant’s expense. During any such restoration period that extends beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

(e) No Alteration shall (i) affect the exterior walls, fascia or fenestration of the Building or the demising walls of the Premises, (ii) affect any part of the Project other than the Premises or require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Project other than the Premises, (iii) adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Project, (iv) adversely affect the functioning of any Building System, and (v) affect or require an amendment to (other than to confirm completion of the Alteration) the certificate of occupancy for the Premises or for any other part of the Project.

(f) Tenant covenants and agrees that no security agreement, lien, lease, conditional sales agreement, chattel mortgage or other title retention or instrument of similar import (a “Security Agreement”) shall be placed upon any improvement made by Tenant which is affixed to the Premises. In the event that any of Tenant’s Property are purchased or acquired by Tenant subject to a Security Agreement, Tenant agrees that no Security Agreement or Uniform Commercial Code filing statement shall be permitted to be filed against the Premises, the Building or any other part of the Project. If any such lien, based on a Security Agreement or Uniform Commercial Code filing statement, is filed against the Premises or any other part of the Project, Tenant shall, within 20 business days following notice thereof from Landlord, cause such lien or notice to be removed or discharged at Tenant’s cost and expense.

(g) Tenant shall use its commercially reasonable and diligent efforts to perform such Alterations and other work at such times and in such manner as shall minimize any interference, disruption or disturbance from such performance.

(h) Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, in connection with any Alteration, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

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13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain all of the structural and Building Systems (as defined below) in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, any of Tenant’s Related Parties, or any of Tenant’s or any Tenant’s Related Party’s licensees, sublessees or assigns (all of the foregoing, collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required to be effected by Landlord pursuant to this Section 13, after which Landlord shall have a reasonable opportunity to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18. As used herein, the term “Building Systems” shall mean, collectively, the HVAC, plumbing, fire sprinkler, elevators and all other building systems located outside of the Premises and serving the Premises and other portions of the Project.

If at any time any windows of the Premises are temporarily closed or darkened due to any Legal Requirement or by reason of repairs, maintenance, alterations, or improvements to the Building, or any scaffolding or “sidewalk bridge” is erected in front of the Building due to any Legal Requirement or by reason of any repairs, maintenance, alterations to the Building or any property adjacent to the Building, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor, nor abatement or diminution of Base Rent or any other amount due under this Lease, nor shall the same release Tenant from its obligations hereunder, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, nor impose any liability upon Landlord or its agents.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises. Tenant shall not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of New York State Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed for, materials

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furnished to, or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant covenants that any Security Agreement, and any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant, shall upon its face or by exhibit thereto indicate that such Security Agreement or Financing Statement is applicable only to removable personal property of Tenant located within the Premises. Tenant shall cause to be inserted in any such Security Agreement the following provision: “Notwithstanding anything to the contrary contained herein, this lease, chattel mortgage, conditional sales agreement, title retention agreement or security agreement shall not create or be filed as a lien against the land, building and improvements comprising the real property in which the goods, machinery, equipment, appliances or other personal property covered hereby are to be located or installed”; and, in no event shall the address of the Project be furnished on any such Financing Statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and the Condominium Board, the entities (if any) comprising Landlord, each affiliate or subsidiary of Landlord, and its and their partners, members, shareholders, officers, directors, employees and agents, Lessors (including, without limitation, the City and any administrator of the Ground Lease) and Mortgagees (as defined in Section 27) (each individually and collectively the “Landlord Indemnitees”) from and against any and all Claims against the Landlord Indemnitees of whatever nature arising directly or indirectly from, or out of: (a) any negligence or willful misconduct by any Tenant Party, (b) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring within or about the Premises, except to the extent determined by a court of competent jurisdiction to have been caused solely by the willful misconduct or gross negligence of Landlord, (c) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring outside of the Premises but anywhere within or about the Building, the Land or the Project, expressly including for purposes of this indemnification the Common Areas and the Open Space, where such accident, injury, death or damage is caused (or is claimed to have been caused) by or otherwise involves an act or omission, or the negligence or willful misconduct of any Tenant Party and (d) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring within or about the Premises, where such accident, injury, death or damage is caused (or is claimed to have been caused) by or otherwise relates to (x) the use or occupancy by any Tenant Party of, or any other activity, work, conduct of business or thing done, permitted or suffered by any Tenant Party in or about any of, the Premises, the Building, the Land or the Project, expressly including for purposes of this indemnification the Common Areas and the Open Space, or (y) a breach or default by any Tenant Party in the performance of any of its or Tenant’s obligations hereunder, This indemnity, defense and hold harmless agreement shall include indemnification from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

17. Insurance.

(a) Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without

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regard to whether or not the same are made a part of the Project. All such insurance, including any deductible associated therewith, shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord and/or the Condominium Board based upon the insurer’s cost calculations), Tenant (and, during the prosecution of any Alterations, its general contractor, contractors and/or subcontractors), at its sole cost and expense, shall maintain during the Term: all risk property insurance (including fire, extended coverage, vandalism, boiler and machinery (and artificially generated electrical current), water and sprinkler damage, and off-premises failure of power or other utility services) with 18 months of business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (including, without limitation, builder’s risk coverage for all Alterations); workers’ compensation insurance (and disability coverage, to the extent required by applicable law) with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; comprehensive automobile liability insurance (including automotive liability, including pollution coverage, from loading and unloading) with combined bodily injury and property damage coverage limits, per occurrence, of at least $1,000,000; and commercial general liability insurance and umbrella liability, in each case, for minimum combined bodily injury and property damage coverage limits totaling $2,000,000 per occurrence and $5,000,000 in the aggregate. The commercial general liability insurance policy shall name (I) Landlord, (ii) its officers, members, shareholders, directors, employees, managers, agents, invitees, contractors, subcontractors, general contractor (or construction manager, as applicable), (iii) Alexandria Real Estate Equities, Inc., (iv) New York City Health and Hospitals Corporation (and any other Ground Landlord (as defined in Section 27) from time to time), (v) the City, (vi) the IDA (as defined in Section 27), (vii) the New York City Economic Development Corporation (and any other Ground Lease (as defined in Section 27) administrator/agent from time to time), and (viii) the Condominium Board, as set forth on Exhibit J attached hereto (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord and the Condominium Board from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord and the Condominium Board (any policy issued to Landlord or the Condominium Board providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord or the Condominium Board), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord and the Condominium Board as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord and the Condominium Board by Tenant upon commencement of the Term and prior to or upon each renewal of said insurance; provided, however, that Tenant shall be required to deliver certificates of workers’ compensation insurance, disability insurance, and employer’s liability insurance within two weeks from the commencement of the Term, instead of upon the commencement of the Term, and prior to or upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy, Tenant shall, at least 5 business days prior to the expiration of such policies, furnish Landlord and the Condominium Board with renewal certificates. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance, Tenant shall promptly deliver to Landlord and the Condominium Board and any other additional insured hereunder a copy of such notice. If at any time Tenant (or its general contractor, contractors and/or subcontractors) shall fail to procure or maintain all insurance required to be carried by Tenant pursuant to this Lease, Landlord or the Condominium Board may procure (but shall have no obligation to procure) such insurance on behalf of Tenant (and its general contractor, contractors and/or subcontractors) and the cost thereof shall be payable by Tenant upon demand. Such insurer(s) shall be selected by Tenant, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

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(b) In each instance where insurance is to name Landlord and the Condominium Board as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord and the Condominium Board as additional insured to: (i) any lender of Landlord or the Condominium Board holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord or the Condominium Board to manage the Project.

(c) The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, members, managers, shareholders, partners, agents, representatives, servants, guests, invitees, visitors and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. The Condominium Board shall also be a Related Party of Landlord hereunder. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

(d) Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender or the Condominium Board and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

(e) Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s Property or any Alterations, betterments or improvements made by Tenant to the Premises. Tenant agrees that Landlord shall not be required to maintain insurance coverage with respect to the portions of the Premises for which Tenant is required to maintain insurance in accordance with the terms of this Lease.

18. Restoration.

(a) If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage or destruction as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months from the date that Landlord obtains all required permits to perform the restoration (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding any improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, and (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

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(b) Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or from obtaining Hazardous Materials Clearances, all Alterations and other improvements installed by Tenant or by Landlord and paid for by Tenant (except to the extent covered by insurance maintained by Landlord pursuant to Section 17, in which case such improvements shall be included, to the extent of such insurance proceeds, as part of Landlord’s restoration, subject to the terms of this Section 18) and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged during the last one (1) year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the repair and restoration of the Premises is substantially completed, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

(c) The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

(d) Tenant hereby expressly waives the provision of Section 227 of the Real Property Law and agrees that the foregoing provisions of this Section 18 shall govern and control in lieu thereof, this Section 18 being an express agreement.

(e) Landlord and Tenant acknowledge that Condominium Board has the responsibility under the Condominium By-Laws for certain aspects of restoration. In the event that Condominium Board, not Landlord, is responsible, in part or in full, under the Condominium Declaration for a restoration under this Section 18, the fulfillment by the Condominium Board of such obligation of Landlord, in part or in full, shall be deemed to constitute satisfaction by Landlord to the same extent of the restoration obligations of Landlord hereunder.

19. Condemnation. If the whole or any material part of the Premises, the Building or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Building or Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due, including, without limitation, any penalties or interest accrued thereon; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord or the Condominium Board shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration, cancellation, termination, or reduction of, or material change in, the current coverage.

(c) Abandonment. Tenant shall abandon the Premises.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer (including, without limitation, by operation of law) or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released or dismissed within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreements. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to observe, perform or comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 10 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 10 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 10 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 45 days from the date of Landlord’s notice.

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21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon (from the date such sums were paid or incurred, at the annual rate (the “Default Rate”) equal to the Prime Rate + 4% (but in no event less than 12% or more than the maximum rate permitted under applicable law)) shall be payable to Landlord on demand as additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder. As used herein, the term “Prime Rate” shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal (Eastern Edition) published from time to time, as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Citibank, N.A., New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due and remaining unpaid on the 5th day after it first became due shall bear interest at the Default Rate from the date it first became due until paid.

(c) Remedies. Upon and during the continuance of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. No cure, in whole or in part, of such Default by Tenant after Landlord has taken any action (beyond giving Tenant notice of such Default) to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all

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persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Landlord, at its option, notwithstanding any other provision of this Lease, shall be entitled to recover from Tenant, as and for liquidated damages, the sum of;

(A) all Base Rent, Additional Rent and other amounts payable by Tenant hereunder then due or accrued and unpaid: and

(B) the amount equal to the aggregate of all unpaid Base Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, discounted to its then present value in accordance with accepted financial practice using a rate of 5% per annum, for loss of the bargain; and

(C) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(D) the net proceeds of any re-letting actually received by Landlord.

(iii) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

(iv) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(v) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(vi) If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that such party was in default, the party in default shall pay to the other all fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including attorneys’ fees and expenses.

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(vii) If Tenant shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises, and (b) in any other case if such default continues after any applicable cure period provided in Section 20. All reasonable costs and expenses incurred by Landlord and/or the Condominium Board in connection with any such performance by it for the account of Tenant and all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord and/or the Condominium Board in any action or proceeding (including any summary dispossess proceeding) brought by Landlord and/or the Condominium Board to enforce any obligation of Tenant under this Lease and/or the right of Landlord and/or the Condominium Board in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

(viii) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d), at Tenant’s expense,

(ix) Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

(x) Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.

(xi) Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

(xii) Landlord may continue to collect Rent as the same becomes due without terminating this Lease and without waiving any other rights or remedies Landlord may have.

(xiii) Anything contained herein to the contrary notwithstanding, if any termination of this Lease shall be stayed by order of any court having jurisdiction over any proceeding related to an insolvency event described herein, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law (or within 90 days after entry of the order for relief if no such period is prescribed by law) or such other period as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the

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court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on 5 days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said 5 day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall promptly quit and surrender the Premises as aforesaid.

(xiv) Except as expressly provided herein, none of Landlord or any Landlord Party shall be liable for consequential damages hereunder.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of related or unrelated transfers whereby fifty percent (50%) or more of the issued and outstanding shares or other direct or indirect ownership interests of such corporation, partnership or limited liability company are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at the time of execution of this Lease to persons or entities who were not owners of at least fifty percent (50%) of the shares or other ownership interests of the corporation, partnership or limited liability company at the time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b) If this Lease is assigned to any person or entity pursuant to the provisions of 11 U.S.C. Section 101 et seq., or any successor statute (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

(c) If Tenant desires to assign, hypothecate or otherwise transfer this Lease or to sublet the Premises, then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored, handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of the proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration as to whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its sole and absolute discretion, if (A) the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) 50% of the Premises or (B) the proposed assignee or subtenant is a tenant of the Project or of any other property owned (in whole or in part) or managed by Landlord or by a subsidiary or an affiliate of Landlord or is any other Person that has, within the 6 months prior, initiated negotiations or engaged in discussion with Landlord regarding, or toured any portion of the Project with a view towards, letting any portion of the Project, (iii) refuse such consent, in its reasonable discretion, if the proposed subletting concerns (together with all other then effective subleases) 50% or less of the Premises (provided that Landlord shall further have the right to review and

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approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), (iv) sublease such portion of the Premises from Tenant on the terms described in the Assignment Notice, or (v) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice. Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.

Notwithstanding the foregoing, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent and without such assignment being subject to an Assignment Termination, to an Affiliate, a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a bona fide business purpose and not principally for the purpose of transferring the Lease, (ii) the net worth (as determined in accordance with GAAP) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements delivered under Section 47(c) below or filed with the SEC under applicable securities laws, (iii) the right to effect any assignment to an Affiliate pursuant to this paragraph shall terminate, and such assignment shall be void and of no effect and constitute a breach hereunder, at any time that the assignee shall no longer be an Affiliate of Tenant unless Tenant and such Affiliate have obtained Landlord’s consent to such assignment pursuant to the provisions of this Lease other than this paragraph, and (iv) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Permitted Assignment”). For the avoidance of doubt, Landlord shall not have the right to exercise an Assignment Termination with respect to any Permitted Assignment.

(d) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than 20 days after receipt by Tenant, but in any event no later than 10 days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) adequate assurance of future performance by such Person under the Lease as set forth below, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

(e) The term “adequate assurance of future performance” as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Landlord on the assumption of this Lease a sum equal to 12 monthly installments of the then Base Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (ii) furnish Landlord with financial statements of such assignee for the prior 3 fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show (A) net annual

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operating income of at least 8 times the then annual Base Rent for each of such 3 years and (B) a net worth of at least 10 times the aggregate Base Rent payable during the remaining term of the Lease, (iii) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee’s future performance under this Lease, and (iv) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under this Lease.

(f) lf, at any time after the originally named Tenant herein may have assigned Tenant’s interest in this Lease, this Lease shall be disaffirmed or rejected in any insolvency proceeding of the types described herein, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination based upon any Default, each prior Tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within 30 days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (i) pay to Landlord all Base Rent and other items of Rent due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as “tenant”, enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the expiration date, unless sooner terminated as in such lease provided, at the same Base Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (A) Tenant’s rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (B) such new lease shall require that Tenant shall cure all defaults existing under this Lease with due diligence, and (C) such new lease shall require Tenant to pay all items of Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of 10 days next following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant’s default thereunder.

For the purposes of this Lease, “Affiliate” shall mean a person or entity which shall Control, be under the Control of, or be under common Control with, the person or entity in question, and “Control” and “control” shall mean the direct or indirect legal or beneficial ownership of more than 50% of the outstanding voting stock of a corporation, or of more than 50% of any other equity and voting interest if not a corporation, and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

(g) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment;

(ii) a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in, release or dispose of from the Premises, together with copies of all documents relating

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to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities;

(iii) that the originally named Tenant herein reaffirm its continuing primary liability under this Lease; and

(iv) that the assignee or subtenant remake the representations and warranties of Tenant hereunder as of the effective date of such assignment or subletting.

(h) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section 22) and actual and reasonable out of pocket brokerage fees, legal costs, and any design or construction fees and expenses directly related to and required pursuant to the terms of any such sublease (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(i) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(j) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) the risk that Landlord would be targeted as a responsible party in connection with the remediation of any pre-existing environmental condition in the vicinity of or underlying the Project would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

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23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging to the best of Tenant’s knowledge that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease and the Superior Instruments, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project (the “Rules and Regulations”). The current Rules and Regulations are attached hereto as Exhibit E. If there is any conflict between said Rules and Regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any Rules or Regulations by other tenants in the Project and shall not enforce such Rules and Regulations in a discriminatory manner.

27. Subordination.

(a) The following capitalized terms, whenever used in this Lease, shall have the respective meanings ascribed to such terms as follows: (i) “Superior Instruments” shall mean each of the Ground Lease, the IDA Lease Documents, the Condominium Declaration, any Superior Lease or Mortgage, and the Operating Agreement (as defined in the Ground Lease) and all matters to which any of the foregoing are subordinate; (ii) “Ground Lease” shall mean that certain Agreement of Lease, dated as of December 29, 2006, between New York City Health and Hospitals Corporation, a New York not-for-profit corporation, as landlord, and Landlord, as tenant, entered into in respect of the Project and as the same may be further amended or otherwise modified; (iii) “Ground Landlord” shall mean the then landlord under the Ground Lease; (iv) “IDA Lease Documents” shall mean, collectively, (A) that certain IDA Lease Agreement between Landlord, as landlord, and The New York City Industrial Development Agency (“IDA”), as tenant, dated as of December 1, 2006, entered into in respect of the Project and as the same may be further amended or otherwise modified, and (B) that certain Lease Agreement (the “IDA Lease”), between IDA, as landlord, and Landlord as tenant, dated as of December 1, 2006 entered into in respect of the Project and as the same may be further amended or otherwise modified; (v) “Superior Leases” shall mean the leases to which this Lease is subject and subordinate; (vi) “Superior Lessor” shall mean the lessor under a Superior Lease; (vii) “Superior Party” shall mean each of the Ground Landlord, any Superior Lessor, the Condominium Board, any Mortgagee and the City of New York; (viii) “Mortgage” shall mean any mortgage, deed of trust, security assignment and other encumbrance now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations,

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refinancing, assignments and extensions thereof; (ix) “Mortgagee” shall mean the holder or holders (including the agent for any lending syndicate) of a Mortgage and shall be deemed to include the beneficiary under a deed of trust; (x) the “Condominium Board” shall have the meaning ascribed thereto in the Condominium Declaration; (xi) the “Condominium By-Laws” shall mean the By-Laws attached as Exhibit D to the Condominium Declaration, as the same may be further amended or otherwise modified; and (xii) the “Condominium Declaration” shall have the meaning set forth below.

On or about December 4, 2014, the Project was subjected to the provisions of Article 9-B of the New York Real Property Law, thereby creating The East River Science Park Condominium (the “Condominium”) in accordance with that certain Declaration Establishing a Plan for Condominium Ownership of the Premises known as 430-450 East 29th Street, New York, New York Pursuant to Article 9-B of the Real Property Law of the State of New York, as the same may be further amended or otherwise modified (the “Condominium Declaration”). The units of the Condominium are sometimes referred to herein individually as a “Unit” and collectively as “Units.”

(b) This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the Superior Instruments and to the lien of any Mortgage, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the holder of any such Mortgage. Tenant agrees, at the election of the holder of any such Mortgage, to attorn to any such holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Tenant hereby appoints Landlord attorney-in-fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such holder. If (I) in connection with obtaining financing for the Project, or of any Superior Lease, or any modification to the Condominium Declaration, a banking, insurance or other Superior Party shall request reasonable modifications in this Lease as a condition to such financing or modification to the Condominium Declaration, and/or (ii) the provisions of any Superior Instruments require Tenant to deliver any instruments or acknowledgments, Tenant will not unreasonably withhold its consent thereto and/or unreasonably condition or delay the delivery thereof, as the case may be, provided that such modifications and/or instruments or acknowledgments, in either instance, do not (A) extend or shorten the Term, (B) reduce the usable area of the Premises, (C) increase the Base Rent or any Additional Rent (D) except to a de minimis extent, otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (E) except to a de minimis extent, otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. At Ground Landlord’s option, on the termination of the Ground Lease pursuant to a Default by Landlord as the tenant thereunder, Tenant shall attorn to, or shall enter into a direct lease on terms identical to the Lease with, Ground Landlord for the balance of the unexpired term of this Lease.

(c) By its execution and delivery of this Lease, Tenant expressly acknowledges and agrees that it shall comply, and cause its agents, employees, contractors, subcontractors, subtenants, operators, licensees, franchisees, concessionaires or other occupants of the Premises to comply, fully and faithfully at all times, to the extent applicable to the Premises, with all terms, covenants and conditions of the Superior Instruments of which Tenant has been given notice from time to time and which by their terms are applicable to a space lease of all or any portion of the Project (collectively, “Tenant’s Superior Instrument Obligations”), but only if and to the extent that the representations contained in the next sentence accurately describe such terms, covenants and conditions, such acknowledgment and agreement being a material inducement to Landlord’s execution and delivery of this Lease and leasing of the Premises to

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Tenant. Landlord represents to Tenant (and Landlord acknowledges and agrees that Tenant is relying on such representation in agreeing to the terms of this paragraph) that this Lease, including the Exhibits hereto, reflect and comply with all material Tenant’s Superior Instrument Obligations (other than under a Mortgage, but only to the extent expressly reserved by the terms of this Lease) on the date of this Lease; provided, however, that Tenant acknowledges that it may become subject to additional Tenant Superior Instrument Obligations from time to time as a result of changes in Legal Requirements, mandates from the Ground Landlord, or, subject to the provisions of Section 27(d), changes required to be made to the Superior Instruments or Landlord’s entry into a Mortgage on all or part of the Project, provided that Tenant shall not be obligated to observe, and shall not be bound by, mandates from the Ground Landlord which would (x) materially (I) increase the Rent payable hereunder, (II) change (in an adverse manner) the Permitted Use of the Premises, (Ill) restrict (in an adverse manner) the name under which Tenant is permitted to operate hereunder or (IV) affect (in an adverse manner) Tenant’s use and occupancy of the Premises in accordance with the terms of this Lease, or (y) materially diminish the rights of Tenant or obligations of Landlord, or (z) materially increase the obligations of Tenant, under the terms of this Lease, unless such mandates also independently are Legal Requirements. Tenant further acknowledges and agrees that, pursuant to the Ground Lease, any act or omission of Tenant or any of its agents, employees, contractors, subcontractors, subtenants, operators, licensees, franchisees, concessionaires or other occupants of the Premises that violates any provision of the Ground Lease may be deemed to be a violation of such provision by Landlord as the tenant under the Ground Lease.

(d) Tenant acknowledges and agrees that, notwithstanding anything herein to the contrary, Landlord may modify or amend this Lease from time to time in order to avoid the occurrence of a default under the Superior Instruments, provided such modification or amendment does not (i) extend or shorten the Term, (ii) reduce the usable area of the Premises, (iii) increase the Base Rent or any Additional Rent (iv) except to a de minimis extent, otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (v) except to a de minimis extent, otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. Tenant shall promptly execute any such modification or amendment to this Lease.

(e) The Condominium Board shall be a third party beneficiary of all sections in this Lease in which it is mentioned. In the event that, under the Condominium Documents, any duty of Landlord hereunder is within the power of the Condominium Board, (i) if Landlord and Condominium Board are Affiliates, such duty hereunder shall be a duty to cause Condominium Board to take such action, and (ii) if Landlord and Condominium Board are not Affiliates, such duty hereunder shall be a duty to take commercially reasonable efforts to cause Condominium Board to take such action. To the extent that Condominium Board shall fulfill any of Landlord’s duties hereunder, the same shall constitute satisfaction by Landlord of such duties.

28. Surrender.

(a) Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and with all Hazardous Materials Clearances in place, and in broom clean condition, ordinary wear and tear and casualty loss and condemnation (which are covered by Sections 18 and 19) excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled,

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treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

(b) If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, such failure shall be deemed a failure to vacate in accordance with this Lease, and Landlord shall retain all remedies available under this Lease, at law or equity including, without limitation, the right to collect rent on a holdover basis, and Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

(c) Prior to the expiration of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking facilities, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises,

29. Waiver of Jury Trial; Consent to Jurisdiction; Prohibited Parties.

(a) TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(b) Landlord and Tenant each hereby (i) irrevocably and unconditionally consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the County and State of New York in respect to any action or proceeding concerning any matters arising out of or in any way relating to this Lease; (ii) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings if the same is brought in the County of New York; (iii) agrees that this Lease and the rights and obligations of the parties shall be governed by and construed, and all actions, proceedings and all controversies and disputes arising under or of or relating to

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this Lease shall be resolved in accordance with the internal substantive laws of the State of New York applicable to agreements made and to be wholly performed within the State of New York, (iv) waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York and (v) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant hereby represents that it is subject to service of process in the State of New York and covenants that it will remain so subject for the term of this Lease. If for any reason Tenant should cease to be so subject to service of process in the State of New York, Tenant hereby designates and appoints Asa Abeliovich, MD PhD, CEO, 430 East 29th Street, New York, NY 10016, as its agent upon whom may be served all process, pleadings, notices or other papers which may be served upon Tenant as a result of any of its obligations under this Lease, and if such agent shall cease to act or otherwise cease to be subject to service of process in the State of New York, Tenant designates and appoints the Secretary of State of New York as its agent for service; provided, however, that the serving of such process, pleadings, notices or other papers shall not constitute a condition to Tenant’s obligations hereunder. For the term of this Lease, Tenant’s agent designated herein shall accept and acknowledge in Tenant’s behalf service of any and all process in any such suit, action or proceeding brought in any such court. Tenant agrees and consents that any such service of process upon such agents and written notice of such service to the Lessee in the manner set forth herein shall be taken and held to be valid personal service upon Tenant whether or not Tenant shall then be doing, or at any time shall have done, business within the State of New York and that any such service of process shall be of the same force and validity as if service were made upon Tenant according to the laws governing the validity and requirements of such service in the State of New York, and waive all claim of error by reason of any such service. Such agents shall not have any power or authority to enter into any appearance or to file any pleadings in connection with any suit, action or other legal proceedings against Tenant or to conduct the defense of any such suit, action or any other legal proceeding except as expressly authorized by Tenant.

(c) Tenant represents and warrants to Landlord that (i) it and each Affiliate or Principal directly or indirectly owning an interest in it is not a Prohibited Entity (as defined in Section 29(d)), (ii) none of the funds or other assets of it constitute property of, or are beneficially owned, directly or Indirectly, by, any Person (as defined in Section 29(d)) on the List (as defined in Section 29(d)), (iii) no Person on the List has any interest of any nature whatsoever in it (whether directly or indirectly), and (iv) none of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by law or that this Lease is in violation of law. Tenant covenants and agrees (I) to comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (II) to immediately notify the other in writing if any of the representations, warranties or covenants set forth in this Section 29(c) are no longer true or have been breached or if it has a reasonable basis to believe that they may no longer be true or have been breached, (Ill) not to use funds from any Person on the List to make any payment due to Landlord under this Lease and (IV) at the request of the other, to provide such information as may be reasonably requested by Landlord to determine the other’s compliance with the terms hereof. Tenant hereby acknowledges and agrees that inclusion on the List of Tenant or any Affiliate or Principal of Tenant at any time during this Lease Term shall be a material default of this Lease. Tenant, and all beneficial owners of Tenant, are currently (i) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (ii) not listed on, and shall not during the Term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (iii) not a person or entity with whom a U,S, person is prohibited from conducting business under the OFAC Rules. Notwithstanding anything to the contrary contained herein, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any Person on the List (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such Person shall be a material default of this Lease. Notwithstanding anything to the contrary contained in this Section 29(c), so long as Landlord or its ultimate parent is a company whose capital stock is traded on a recognized public exchange, Landlord makes no representations or warranties as to the persons or entities owning an interest in Landlord.

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(d) The following capitalized terms, whenever used in this Lease, shall have the respective meanings ascribed to such terms as follows: (i) “Prohibited Entity” shall mean (A) any Prohibited Person or (B) any Person that is identified on the List; (ii) “Prohibited Person” shall mean (A) any Person (1) that is in default, after notice and beyond the expiration of any applicable cure period, of such Person’s obligations under any material written agreement with the City, the State of New York or any of their instrumentalities, or (2) that directly controls, is controlled by, or is under common control with a Person that is in default, after notice and beyond the expiration of any applicable cure period, of such Person’s obligations under any material written agreement with the City, the State of New York or any of their instrumentalities, unless, in each instance, such default or breach either (a) has been waived in writing by the City, the State of New York or any of their instrumentalities as the case may be, or (b) is being disputed in a court of law, administrative proceeding, arbitration or other forum, or (c) is cured within 30 days after a determination and notice to Tenant from Landlord that such Person is a Prohibited Person as a result of such default; (B) any Person that is an Organized Crime Figure; (C) any government, or any Person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of) the Export Administration Act of 1979, as amended, or any successor statute, or the regulations issued pursuant thereto, or any government that is, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls thereof; (D) any government, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects or the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (E) any Person that is in default in the payment to the City of any real estate taxes, sewer rents or water charges totaling more than $10,000, unless such default is then being contested in good faith in accordance with applicable Legal Requirements or unless such default is cured within 30 days after a determination and notice to Tenant from Landlord that such Person is a Prohibited Person as a result of such default; or (F) any Person (1) that has solely owned, at any time during the 3-year period immediately preceding a determination of whether such Person is a Prohibited Person, any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest pursuant to the Administrative Code of the City, or (2) that, directly or indirectly controls, is controlled by, or is under common control with a Person that has owned, at any time in the 3-year period immediately preceding a determination of whether such Person is a Prohibited Person, any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest to such Person pursuant to the Administrative Code of the City; (iii) “Organized Crime Figure” shall mean any Person (A) who has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) who, directly or indirectly controls, is controlled by, or is under common control with, a Person who has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure; and, the determination as to whether any Person is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure shall be within the sole discretion of Landlord, which discretion shall be exercised in good faith, or as determined by the Ground Landlord in accordance with the terms of the Ground Lease; (iv) “Person” shall mean (A) an individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or other business entity, (B) any federal, state, county or municipal government (or any bureau, department, agency or instrumentality thereof), and (C) any fiduciary acting in such capacity on behalf of any of the foregoing; (v) “List” shall mean, collectively, as updated from time to time, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; and (vi) “Principal” shall mean, in respect of Tenant, any Person that is a direct or indirect owner of an equity interest in Tenant.

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30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property, or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination, This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other

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documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities, It is not the intent of this Section 30(b) to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall. pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing which are the responsibility of Tenant under this Section 30 to remediate, in accordance with all Environmental Requirements, Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as now exist or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(f) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease attributable to any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

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(g) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(h) Tenant shall comply with (or cause to be complied with) all applicable federal, state and local laws concerning any Regulated Medical Waste that Tenant or any subtenant or occupant of the Premises produces, brings on, keeps, uses, stores, disposes or treats in or about the Premises or transported from the Premises. Tenant shall also comply with all applicable federal, state and local laws related to the health and safety of its employees. “Regulated Medical Waste” means any substance, gas, material or chemical, or any part thereof, which is defined as or included in the definition of “regulated medical waste” or words of similar import under any Requirement, including by not limited to Section 27-1502 of the New York Environmental Conservation Law, 42 U.S.C. Section 6901 et seq., the Medical Waste Tracking Act of 1988 and Track XIII of the New York State Public Health Law and the regulations promulgated thereunder.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if the same should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written

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notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time), for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose; provided, however, that Landlord shall not have access to Tenant’s locked file cabinet containing Tenant’s confidential information. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises, the Building and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts. All employees, contractors and/or agents of any provider of security services to the Premises engaged by Tenant shall be prohibited from carrying firearms (e.g. handguns, rifles, shotguns, etc.). Each individual employee or independent contractor of any such service provider shall have been registered with Landlord by facsimile or mail at least 48 hours in advance of such person arriving at the Project to perform service, which registration shall require such personal information and history, and photographs, as Landlord shall reasonably require.

34. Force Majeure. Landlord shall not be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, vandalism, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”).

35. Brokers, Entire Agreement, Amendment. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) NEITHER LANDLORD NOR THE CONDOMINIUM BOARD SHALL BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS,

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LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD OR THE CONDOMINIUM BOARD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OR THE CONDOMINIUM BOARD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OR THE CONDOMINIUM BOARD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants of the Project.

39. Zoning Rights. At all times, Landlord shall have the right, and Tenant shall not have the right, (i) to cause all or any part of the Premises and/or the zoning lot upon which the Building is located in whole or in part (hereinafter referred to solely for purposes of this Section 39 as the “Land”) and/or the Building, to be combined with any other land, condominium units or other premises so as to constitute the combined premises into a single zoning “lot” or “development” or “enlargement” as those terms are now, or may hereafter be, defined in the Zoning Resolution of The City of New York (the “Zoning Resolution”), (ii) to cause any lot, development or enlargement at any time constituting or including all or any part of the Premises, the Land or the Building to be subdivided into two or more lots, developments or enlargements, (iii) to cause development rights (whether from the Land or other premises) to be transferred to any such lot, development or enlargement, (iv) to cause other combinations, subdivisions and transfers to be effected, whether similar or dissimilar to those now permitted by law or (v) to exploit, sell, convey, lease or otherwise transfer any so called “air rights,” “air space,” “zoning rights” or “development rights” above or appurtenant to the Land and/or the Building provided that and for so long as the foregoing actions described in clauses (i) through (v) do not (a) adversely affect Tenant or Tenant’s use and enjoyment of the Premises, (b) increase the Base Rent or any Additional Rent, (c) otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (d) otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. Tenant hereby acknowledges that it is not a “party in interest” as defined in the

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Zoning Resolution, and shall not and cannot become a “party in interest” under any circumstances by virtue of its leasehold interest hereunder. Tenant further acknowledges that neither Tenant nor the estate or interest of Tenant hereunder would be “adversely affected” (within the meaning of the Zoning Resolution) by any development of the Land or the Building or any such combined premises nor by the filing of any declaration combining all or a part of the Land and/or the Building with any other premises and that Tenant’s estate and interest hereunder are not and would not be superior to any such declaration, Notwithstanding the foregoing, in the event that Tenant is deemed to have any of the rights disclaimed above, or is deemed to be a party in interest, Tenant hereby transfers such rights and any rights as a party in interest to Landlord. In furtherance thereof, Tenant will within 3 business days after written request by Landlord execute and deliver to Landlord a waiver of its right to join in a Declaration of Restrictions pursuant to Section 12-10 of the Zoning Resolution.

40. Excavation. In the event that an excavation, or any construction, should be undertaken in connection with the Building or other purposes upon land adjacent to the Building and/or the Project, or should be authorized to be made, Tenant shall, upon reasonable prior notice, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction or other purpose, the right, for brief periods of time and in a manner so as to avoid any material interference with Tenant’s business, subject to such reasonable conditions as Tenant may reasonably impose, to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.

41. Employment Reporting and Requirements.

(a) With regard to each annual period from July 1 through June 30 from and after the date of this Lease if requested by Landlord, Tenant shall complete with regard to itself and any of its subtenants, items 1-5, 15 and 16 of the Employment and Benefits Report (with the dates therein updated to reflect the applicable Fiscal Year) attached as Exhibit P to the Ground Lease, and Tenant shall sign such report and submit it to Landlord before July 15 immediately following such annual period; and

(b) Tenant shall, in good faith, consider such proposals as the City and/or City-related entities may make with regard to any jobs Tenant may seek to fill in relation to its activities on or concerning the Premises, and shall provide the City and such entities with the opportunity to (A) refer candidates who are City residents having the requisite experience for the positions in question, and/or (B) create a program to train City residents for those jobs, and to report to Ground Landlord, upon Ground Landlord’s request, regarding the status of its consideration of such proposals (it being understood that Tenant shall not be required to hire any candidate which Tenant, in good faith, considers unqualified for the applicable position).

(c) Both Landlord and Ground Landlord and their respective designees shall be beneficiaries of each such agreement by Tenant. Landlord hereby reserves the right, on behalf of itself and Ground Landlord, and their respective designees, as such third party beneficiaries, to seek specific performance by Tenant, at the expense of Tenant, of the aforesaid obligations contained in this Section 41.

42. Prohibited Distinctions. Tenant covenants and agrees to be bound by the following covenants, which shall be binding for the benefit of Landlord and Ground Landlord and enforceable by Landlord and Ground Landlord against Tenant to the fullest extent permitted by law and equity:

(a) Tenant (and any lessees of the Premises or any part thereof) shall comply with all applicable federal, state, and local laws in effect from time to time prohibiting discrimination or segregation by reason of age, race, creed, religion, sex, color, national origin, ancestry, sexual orientation or affectional preference, disability, or marital status (collectively, “Prohibited Distinctions”) in the lease or occupancy of the Premises.

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(b) Tenant shall not effect or execute any agreement, lease, conveyance, or other instrument whereby the lease or occupancy of the Premises, or any part thereof, is restricted upon the basis of any Prohibited Distinction.

(c) Tenant (and any lessees of the Premises or any part thereof) shall include the covenants of (a) and (b) in any agreement, sublease, conveyance, or other instrument with respect to the lease or occupancy of the Premises.

43. IDA Lease Requirements. Tenant shall provide, and shall cause any subtenant or other occupant of the Premises to provide, to Landlord and to any other entity specified by Landlord in writing, the information that Landlord needs in order to satisfy the reporting requirements set forth in the provisions of the IDA Lease excerpted on Exhibit M hereto, as the same may be modified from time to time by the governmental entities requiring the same. Tenant represents, and shall cause any subtenant or other occupant of the Premises to represent with respect to itself (in place of “Tenant”), that either: (A) Tenant’s occupancy at the Project will not result in the removal of a plant or facility of Tenant located outside of the City, but within the State of New York, to the Project or in the abandonment of one or more of such plants or facilities of such Tenant located outside of the City but within the State of New York or (B) Tenant’s location at the Project is reasonably necessary to discourage Tenant from removing its business to a location outside of the State of New York or is reasonably necessary to preserve Tenant’s competitive position in its industry.

44. ICIP. Landlord hereby notifies Tenant that Landlord intends to avail itself of the Industrial and Commercial Incentive Program (“ICIP”). In connection therewith, all of Tenant’s construction managers, contractors and subcontractors employed in connection with construction work at the Building shall be contractually required by Tenant to comply with the New York City Department of Small Business Services/Division of Labor Services (“DLS”) requirements applicable to construction projects benefiting from the ICIP. Such compliance, as of the date hereof, includes the following: the submission and approval of a Construction Employment Report, attendance at a pre-construction conference with representatives of the DLS and adherence to the provisions of Article 22 of the ICIP Rules and Regulations, the provisions of New York City Charter Chapter 13-B and the provisions of Executive Order No. 50 (1980). Furthermore, at Landlord’s request, Tenant shall (A) report to Landlord the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment and, to the extent applicable, the New York City residency of each worker, (B) provide access to the Premises by employees and agents of the Department (as such term Is defined in the ICIP Rules and Regulations) at all reasonable times upon reasonable advance notice, and (C) enforce the contractual obligations of Tenant’s construction managers, contractors and subcontractors to comply with the DLS requirements.

45. Release of Portion(s) of the Project. Landlord, at any time and from time to time, shall have the right to subdivide, transfer title to, or enter into a ground lease or long-term net lease (a “Partial Conveyance”) of, or convert to a condominium form of ownership, any portion of the Project (including, for example, by transferring one or more of the Project’s buildings and/or another portion or portions of the Project) to another Person not in Control of, Controlled by or under common Control with, Landlord, which such Partial Conveyance may reduce the size of the Project. In the event of such a Partial Conveyance by Landlord, Landlord and Tenant agree to enter into an amendment of this Lease in form reasonably satisfactory to Landlord and Tenant to adjust the definitions of Real Property and Project, if necessary and in accordance with the conditions set forth in this Section 45, to describe accurately the land and improvements constituting the remaining portion of the Land and Project after such Partial Conveyance; to increase Tenant’s Share, if necessary to reflect the transfer of the portion of the Land and/or the Project included in such Partial Conveyance; and to make any other changes that may be necessary or appropriate so that Tenant continues to be responsible for its other obligations, including the payment of Rent, under this Lease and to enjoy its rights and privileges under this Lease, subject to and in accordance with this Section 45.

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46. Intentionally Omitted

47. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (I) Tenant’s most recent audited annual financial statements promptly when available during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Each such memorandum shall include such matters as may be required by the Register of New York County or Section 291-c of the Real Property Law of the State of New York to be included therein so as to permit the same to be recorded.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties,

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

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(i) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

48. Landlord Consent.

(a) If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld or is subject to a specified standard, then in the event of a final determination that the consent or approval was unreasonably withheld or that such specified standard has been met (such that the consent or approval should have been granted), the consent or approval shall be deemed granted but the granting of the consent or approval shall be the only remedy to the party requesting or requiring the consent or approval.

(b) If any matter which is the subject of a request for consent or approval hereunder by Tenant requires the consent or approval by any Superior Party under the Superior Instruments (including, by way of example, proposed Alterations), Tenant shall submit in writing such request (together with any plans, specifications or other materials or documents necessary or appropriate in connection therewith) to Landlord, and Landlord shall, provided Tenant is not then in monetary or material non-monetary default hereunder, in each instance, beyond the expiration of any applicable notice and/or cure period, promptly forward such request to such of the foregoing parties from whom consent is required and otherwise cooperate reasonably with Tenant in requesting and seeking to obtain such required consent; and, in any such case, Landlord shall in no event be deemed to have unreasonably withheld or delayed any such request for consent or approval if any of the foregoing parties shall fail to respond to such request (unless such failure is deemed to constitute consent under the applicable Superior Instrument) or shall deny same. If Landlord shall so determine that any such matter requires the consent or approval of any of the foregoing parties, Landlord shall use good faith reasonable efforts to obtain from such parties such consent or approval (but without any obligation to pay any fee to such party unless Tenant agrees to pay the same); provided that Tenant shall submit to Landlord, upon Landlord’s request therefor, all plans, specifications or other materials, information or documentation as may be reasonably required by such parties, under the Superior Instruments in connection with each such parties’ respective consideration of such request. Tenant shall pay to Landlord, within thirty (30) days after demand therefor, as Additional Rent, all actual out-of-pocket fees, charges or other expenses Landlord may incur arising out of any such request for consent or approval. In no event shall Tenant communicate (other than through Landlord) with any Superior Party in respect of any Alterations or any other matter pertaining to this Lease.

49. Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

50. Internet Service. It is currently anticipated that wireless internet service (“Internet Service”) will be available in the Common Areas and Open Space in the Project. In the event that Internet Service is so available, Tenant shall have the right, on a non-exclusive basis in common with other tenants and users of the Project, to use such Internet Service, subject to the further terms of this Section 50.

(a) Tenant acknowledges that Landlord is not the generator of Internet Service and that the availability and quality of Internet Service consequently is subject to the provision of the same to the Project by the third party provider(s) responsible for delivering same to the Project. Landlord shall have no liability for the availability, capacity, quality, continuity or character of service of Internet Service, and no abatement of Rent or other penalty shall arise due to, nor shall Landlord have any liability due to any loss, cost, claim,

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damage or expense arising from the availability, capacity, quality, continuity or character of service of Internet Service or any interruption, deterioration or removal of Internet Service. Tenant acknowledges that the capacity of Internet Service available for use by Tenant (if any) is part of the overall capacity of Internet Service available to the Project for use on a non-exclusive basis in common with all other tenants at the Project. Tenant agrees to limit Tenant’s use of Internet Service to Tenant’s reasonable share of the then-existing capacity of Internet Service, and Tenant shall not use Internet Service in a manner that interferes with any other tenant’s or user’s use of such Internet Service.

(b) By accessing or using Internet Service, Tenant accepts and agrees to comply with all terms and conditions applicable thereto (including any modifications and/or additions thereto provided in connection with accessing or using Internet Service from time to time).

(c) Tenant acknowledges and agrees that all information (including, without limitation, data files, written text, computer software, music, audio files or other sounds, photographs, graphics, videos or other images) which Tenant may have access to as a part of, or through Tenant’s use of, Internet Service (collectively, “Content”) is the sole responsibility of the person from whom such Content originated. Tenant acknowledges and agrees that by using Internet Service, Tenant may be exposed to Content that Tenant may find offensive, indecent or objectionable, and Tenant uses the Internet Service at its own risk. Landlord and any third party provider(s) responsible for delivering Internet Service to the Project reserve the right (but shall have no obligation) to pre-screen, review, flag, filter, modify, refuse or remove any or all Content from the Internet Service. Landlord does not control the Content posted via the Internet Service and, as such, does not guarantee the accuracy, integrity, or quality of such Content. Under no circumstances shall Landlord or any Superior Parties be liable in any way for any Content, including, without limitation, any errors or omissions in any Content, or for any loss or damage arising out of or in connection with Tenant’s use of the Internet Service (including, without limitation, damages for loss of use, lost profits or loss of data or information of any kind).

(d) Tenant is solely responsible for maintaining Tenant’s account for the use of Internet Service, and Tenant is fully responsible for all activities that occur under Tenant’s account and in connection with Tenant’s use of the Internet Service. Tenant agrees to notify Landlord and any third party provider(s) responsible for delivering Internet Service to the Project immediately of any unauthorized use of Tenant’s account or any other breaches of security of which Tenant becomes aware. Tenant is solely responsible for, and shall indemnify, defend, and hold harmless Landlord and the Superior Parties for, any Content created, uploaded, posted, emailed, transmitted, displayed or otherwise made available by Tenant via the Internet Service and for any and all consequences of Tenant’s use of the Internet Service (including, without limitation, any loss or damage suffered by Landlord or any Superior Parties arising therefrom or in connection therewith).

(e) Tenant agrees not to use the Internet Service to:

(i) upload, post, email, transmit or otherwise make available any Content that is unlawful, harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, libelous, invasive of another’s privacy, hateful, or racially, ethnically or otherwise objectionable;

(ii) harm minors in any way;

(iii) impersonate any person or entity or falsely state or otherwise misrepresent Tenant’s affiliation with a person or entity;

(iv) forge headers or otherwise manipulate identifiers in order to disguise the origin of any Content transmitted through the Internet Service;

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(v) upload, post, email, transmit or otherwise make available any Content that Tenant does not have a right to make available under any law or under contractual or fiduciary relationships (such as inside information, proprietary and confidential information learned or disclosed as part of employment relationships or under nondisclosure agreements);

(vi) upload, post, email, transmit or otherwise make available any Content that infringes any patent, trademark, trade secret, copyright or other proprietary or intellectual property rights of any party;

(vii) upload, post, email, transmit or otherwise make available any unsolicited or unauthorized advertising, promotional materials, “junk mail,” “spam,” “chain letters,” “pyramid schemes,” or any other form of solicitation, except in those areas (such as shopping) that are designated for such purpose;

(viii) upload, post, email, transmit or otherwise make available any material that contains software viruses or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment;

(ix) disrupt the normal flow of dialogue, cause a screen to “scroll” faster than other users of the Internet Services are able to type, or otherwise act in a manner that negatively affects other users’ ability to engage in real time exchanges;

(x) interfere with or disrupt the Internet Services or servers or networks connected to the Internet Services, or disobey any requirements, procedures, policies or regulations of networks connected to the Internet Services, including using any device, software or routine to bypass our robot exclusion headers;

(xi) intentionally or unintentionally violate any applicable local, state, national or international law, including, but not limited to, regulations promulgated by the U.S. Securities and Exchange Commission, any rules of any national or other securities exchange, including, without limitation, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, and any regulations having the force of law;

(xii) provide material support or resources (or to conceal or disguise the nature, location, source, or ownership of material support or resources) to any organization(s) designated by the United States government as a foreign terrorist organization pursuant to Section 219 of the Immigration and Nationality Act;

(xiii) “stalk” or otherwise harass another; or

(xiv) collect or store personal data about other users in connection with the prohibited conduct and activities set forth in clauses (i) through (xiii) above.

(f) Tenant acknowledges, consents to and agrees that Landlord and/or any third party provider(s) responsible for delivering Internet Service to the Project may access, preserve and disclose Tenant’s account information associated with the Internet Service if required to do so by applicable Legal Requirements or in a good faith belief that such access, preservation or disclosure is reasonably necessary to (i) comply with legal process, (ii) comply with the directives of law enforcement officials, (iii) enforce the provisions of this Section 50 and/or the terms and conditions applicable to the Internet Service from time to time, (iv) respond to claims that any Content violates the rights of third parties, (v) respond to Tenant’s requests for customer service, and/or (vi) protect the rights, property or personal safety of Landlord, the Superior Parties, any third party provider(s) responsible for delivering Internet Service to the Project, any users of Internet Service, any tenants or other occupants of the Project and the public.

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(g) Tenant acknowledges and agrees that the Internet Service may include security components that permit digital materials to be protected, and that the use of these materials is subject to such usage rules as may be set by Landlord, any third party provider(s) responsible for delivering Internet Service to the Project, and/or any Content provider(s). Tenant shall not attempt to override or circumvent any of such usage rules, and any unauthorized reproduction, publication, further distribution or public exhibition of the materials provided on the Internet Service, in whole or in part, is strictly prohibited.

[Signatures on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

PREVAIL THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Asa Abeliovich
Its:	CEO

ARE-EAST RIVER SCIENCE PARK, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation general partner

		By:	/s/ Gary Dean
		Name:	Gary Dean
		Its:	Senior Vice President RE Legal Affairs

The following exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K:

Exhibit A – Premises Description

Exhibit B – Description of Project

Exhibit C – Intentionally Omitted (Blank)

Exhibit D – Commencement Date

Exhibit E – Rules and Regulations

Exhibit F – Tenant’s Personal Property

Exhibit G – Intentionally Omitted (Blank)

Exhibit H – Intentionally Omitted (Blank)

Exhibit I – Intentionally Omitted (Blank)

Exhibit J – Additional Insureds

Exhibit K – Intentionally Omitted (Blank)

Exhibit L – Open Space Description

The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit upon request by the U.S. Securities and Exchange Commission.

430 East 29th Street, NY, NY

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EXHIBIT M TO LEASE

SUPERIOR INSTRUMENT EXCERPTS

LEASE AGREEMENT

This LEASE AGREEMENT, made and entered into as of December 1, 2006 (this “Agreement”), by and between NEW YORK are INDUSTRIAL DEVELOPMENT AGENCY, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York, duly organized and existing under the laws of the Stale of New York (the “Agency”), having its principal office at 110 William Street; New York, New York 10038, party of the first part, and ARE-EAST RIVER SCIENCE PARK, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Lessee”), having its principal office at 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, party of the second part;

WITNESSETH:

WHEREAS, the New York State Industrial Development Agency Act, constituting Title 1 of Article 18-A of the General Municipal Law, Chapter 24 of the Consolidated Laws of New York, as amended (the “Enabling Act”), authorizes and provides for the creation of industrial development weeks in the several counties, cities, villages and towns in the State of New York and empowers such. agencies, among other things, to acquire, construct, reconstruct, lease, improve, maintain, equip and furnish land, any building or other improvement, and all real and personal properties, including but not limited to machinery and equipment, deemed necessary in connection therewith, whether or not now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial, industrial or civic purposes, to the end that such agencies may be able to promote, develop, encourage, assist and advance the job opportunities, health, general prosperity and economic welfare of the people of the State of New York and to improve their prosperity and standard of living; and

WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, the Agency was established by Chapter 1082 of the 1974 Laws of New York, as amended (together with the Enabling Act, the “Act”), for the benefit of The City of New York (the “City”) and the inhabitants thereof; and

WHEREAS, pursuant to a certain Agreement of Lease, dated as of December 29, 2006 (as the same has been and may hereafter be amended, supplemented or assigned, the “Ground. Lease”), between the New York City Health and Hospitals Corporation, as landlord (“HHC”), and the Lessee, as tenant, HHC wishes to lease the herein below defined Land to the.- Lessee for the development of a commercial bioscience and scientific research and development facility ‘in furtherance of the City’s goal of creating additional space the City for commercial bioscience companies; and

WHEREAS, to accomplish the purposes of the Act, the Agency has entered into negotiations with the Lessee, an affiliate of Alexandria Real Estate Equities, Ina, (the “Company”), for the development of the East River Science -Park, a commercial bioscience park, on an approximately 2.8 acre site located between East 28th and East 30th Streets and First Avenue and the FOR Drive in the Borough of Manhattan (collectively, the “Land”), and otherwise described in Exhibit A — “Description of Land” — attached hereto and made a part hereof; and

WHEREAS, the project will consist of the construction and equipping of two lab/office towers on the Land (the “Facility)), totaling approximately 541,000 square feet, which buildings will primarily provide lab and related office space for commercial bioscience companies, and will also include a cafe, a conference canter, street-level retail, and office space for bioscience venture capital firms, and over an acre of publicly accessible open space (the “Project”); and

An Affiliate of a Person shall mean a Person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such Person, The term “control” (including the related terms “controlled by” and “under common control with”) means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) the ownership, either directly or indirectly, of at least 51% of the voting stock or other equity interest of such Person.

Agency shall mean the New York City industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State, duly organized and existing under the laws of the State, and any body, board, authority, agency or other governmental agency or instrumentality which shall hereafter succeed to the powers, duties, obligations and functions thereof:

Agreement shall mean this Lease Agreement, between the Agency and the lessee, and shall include any and all amendments hereof and supplements hereto hereafter made in conformity herewith

Authorized Representative shall mean, (i) in the case of the Agency, the Chairperson, Vice Chairperson, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, Executive Director, Deputy Executive Director, General Counsel or Vice President for Legal Affairs of the Agency, or any other officer or employee of the Agency who is authorized to perform specific acts or to discharge specific duties hereunder and of whom another Authorized Representative of the Agency has given written notice to the Lessee; and (ii) in the case of the Lessee, any member or any other employee who is authorized to perform specific acts or to discharge specific duties hereunder and of whom another Authorized Representative of the Lessee has given written notice, to the Agency.

Background Investigative Check shall mean the due diligence performed with the background investigative report then in current use by The City of New York.

City shall mean The City of New York, New York.

Company shall mean Alexandria Real Estate Equities, Inc., a Maryland corporation, and its permitted successors and assigns.

Facility shall mean, collectively, the Land and the Improvements.

Ground Lease shall have the meaning set forth in the recitals hereto.

Improvements shall mean all buildings, structures, foundations, related facilities, fixtures and other improvements existing on the Commencement Date or at any time made, erected or situated on the Land (including any improvements made as part of the Project pursuant to Section 2.2 hereof) and all replacements, improvements, extensions, substitutions, restorations, repairs or additions thereto (other than those improvements in space occupied by a Tenant which, pursuant to the related Tenant Lease, is owned by such Tenant); provided, however, that the Improvements shall not include those improvements in a space occupied by a municipality as defined in the Section 854(3) of the General Municipal Law of the State.

Land shall mean those certain lots, pieces or parcels of land located between East 28th and East 30th Streets and First Avenue and the FDR Drive in the Borough of Manhattan within the Bellevue Hospital Center Campus and designated us Block 962, Lot 99, all as more particularly described in Exhibit A, — “Description of the Land” hereto, which is made a part hereof, together with ail easements, rights and interests now or hereafter appurtenant or beneficial thereto; but excluding, however, any real property or interest therein released pursuant to Section 6.4 hereof and any real property or interests therein being leased to or reserved for use by a municipality as defined in the Section 854(3) of the General Municipal Law of the State.

Lessee shall mean ARE-East River Science Park, LLC, a Delaware limited liability company, and its permitted successors and assigns pursuant to Sections, 6.1 or 9.3 hereof:

Major Tenant shall mean a Tenant subject to a Major Tenant Lease.

Major Tenant Lease shall mean any and all Tenant Leases that are for at least five (5) full floors or the equivalent of five (5) full average floors at the Project. For purposes of determining whether a Tenant Lease is a Major Tenant Lease, any expansion rights of the Tenant shall be taken into account as if exercised in determining the rentable area leased by such Tenant.

Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, general partnership, limited liability company or government or any agency or political subdivision thereof or other entity.

Prohibited Person shall mean (i) any Person (A) that is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or the City, or (13) that &catty or indirectly controls, is controlled by, or is under common control with a Person that is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or the City, unless such default or breach has been waived in writing by the Agency or the City, as the cast may be, and (ii) any Person (A) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) that directly or indirectly controls, is controlled by, or is under common control with, a Person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure.

Project shall have the meaning ascribed thereto in the recitals hereto.

State shall mean the State of New York.

Tenant shall mean any Person who shall lease, use or occupy any portion of the Facilities pursuant to a Tenant Lease.

Tenant Lease shall mean any lease or sublease, including any Major Tenant Lease, by the Lessee (or by any other Person whose leasehold estate in the Facility or any portion thereof is derivative of the Lessee) of property constituting all or any part of the Facility, any tenancy with respect to the Facility or any part thereof, whether or not in writing, any license or concession agreement and any other agreement, by whatever name called, involving a transfer or creation of possessory rights or similar rights of use or occupancy, in the Facility or any part thereof without transfer of title, and any and all guarantees of any of the foregoing, whether now existing or hereafter made; provided, however, any assignment by a Tenant of a Tenant Lease by the existing Tenant to a new Person shall be deemed a new Tenant Lease.

Section 6.9     Employment Information, Opportunities and Guidelines: (a) The Lessee agrees to submit to the Agency on August let of each year a completed Employment and Benefits Report in the form of Schedule B —”Employment and Benefits Report” attached hereto to the extent that the Lessee shall have received Financial Assistance (as such term is defined in the Employment and Benefits Report) from the Agency during the twelve-month period ending on the June 30th immediately preceding such August 1st. in addition, upon termination of this Agreement, the Lessee shall submit to the Agency an employment report with respect to both the Lessee and, where so stated, the Tenants, substantially in the form of Schedule B hereto, certified as to accuracy by an Authorized Representative of the Lessee, and shall attach thereto a copy of the Lessee’s final payroll report evidencing the total number of employees employed by the Lessee during the most recent period commencing July 1 of the previous year and ending km 30 of the year of the obligation of filing such report. Annually, by July 31 of each year, commencing on July 1, 2007. until the termination of this Agreement, the Lessee shall submit to the Agency the contact and location report substantially in the form attached hereto as Schedule C.

(b) The Lessee shall ensure that, all employees and applicants for employment with the Lessee’ with regard to the Facility are afforded equal employment opportunities without discrimination, Except as Is otherwise provided by collective bargaining contracts or agreements, new employment opportunities created at the Lessee as a result of the Project shall be listed with the New York State Department of Labor Community Services Division, and with the administrative entity of the service delivery area created by the Workforce Investment Act of 1.998 (P.L. No. 105-220) in which the facility is located. Except as is otherwise provided by collective bargaining contracts or agreements, the Lessee agrees, where practicable, to consider first, and cause each of its Affiliates at this Facility to consider first, persons eligible to participate in the Workforce Investment Act of 1998 (P.L, No. 105-220) programs who shall be referred by administrative entities of service delivery areas created pursuant to such act or by the Community Services Division of the New York State Department of Labor for such new employment opportunities.

(c) The Lessee hereby authorizes any private or governmental entity, including but not limited to The New York State Department of Labor (“DOL”), to release to the Agency and/or the New York City Economic Development Corporation (“EDC”), and/or to the successors and assigns of either (collectively, the “Information Recipients”), any and all employment Information under its control and pertinent to the Lessee and the employees of the Lessee to enable the Agency and/or EDC to comply with its reporting requirements required by New York City Local Law 48 of 2005 and any other applicable laws, rules or regulations. In addition, upon the Agency’s written request, the Lessee shall provide to the Agency any employment information in the possession of the Lessee which is pertinent to the Lessee and the employees of the Lessee to enable the Agency and/or EDC to comply with its reporting requirements required by New York City Local Law 48 of 2005 and any other applicable laws, rules or regulations. Information released or provided to Information Recipients by DOL, or by any other governmental entity, or by any private entity, or by the Lessee, or any information previously released as provided by all or any of the foregoing parties (collectively, “Employment information”) may be disclosed by the Information Recipients in connection with the administration of the programs of the Agency, and/or EDC, and/or the successors and assigns of either, and/or The City of New York, and/or as may be necessary to comply with law; and, without limiting the foregoing, the Employment Information may be included in (x) reports prepared by the Information Recipients pursuant to New York City Local Law 48 of 2005, (y) other reports required of the Agency, and (z) any other reports required by law. This authorization shall remain in effect throughout the term of this Agreement.

(d)    Nothing in this Section shall be construed to require the Lessee to violate any existing collective bargaining agreement with respect to hiring new employees.

(c)    Additionally, the Lessee shall submit to the Agency, together with Schedule B referred to above, a letter of representation that there are no existing tenants at the Project other than the Lessee and tenants authorized pursuant to this Agreement and the Ground Lease.

Section 6.13    Subtenant Survey. The Lessee shall file with the Agency by January 1 and July I of each year, commencing January 1, 2007, a certificate of an Authorized Representative of the Lessee with respect to all subtenancies in effect at the Facility, in the form attached hereto as Schedule D.

(ii)    Promptly following the execution of each Tenant Lease, the Lessee shall deliver to the Agency:

(1)    written notice of such Tenant Lease setting forth the name of the Tenant, the square footage of the Facility which shall be demised under such Tenant Lease, the intended use of the demised premises, and the term of such Tenant Lease (including any renewal options);

(2) a certificate of an Authorized Representative of the Lessee to the effect that, to the best of its knowledge, and based in part upon a representation of such Tenant, either (A) such Tenant’s occupancy of the Facility will not result in the removal of a plant or facility of such Tenant located outside of the City (but within the State) to the Facility or in the abandonment of one or more of such plants or facilities of such Tenant located outside of the City (but within the State). or (B) such Tenant’s location at the Facility is reasonably necessary to discourage such Tenant from removing its business to a location outside of the State or is reasonably necessary to preserve such Tenant’s competitive position in its industry;

(3)    a certificate of an Authorized Representative of the Lessee to the effect that the Tenant Lease obligates the Tenant to timely provide to the Lessee the information that the Lessee needs in order to satisfy the reporting requirements of the Lessee under Sections 6.9 and 6.13 hereof and Sections 9.2(b)(ii)(2) and 9.2(b)(ii)(4) hereof; and

(4)    a certificate of the Authorized Representative of the Lessee to the effect that, to the best of its knowledge, and based in part upon a representation of such

Tenant, neither such Tenant, nor any Person which controls such Tenant, nor any Principals of such Tenant, is a Prohibited Person.

EMPLOYMENT AND BENEFITS REPORT

FOR THE FISCAL YER JULY 1, 20         TO JUNE 30, 20          (THE “REPORTING YEAR”)

In order to comply with State and Local Law reporting requirements. the Company is required to complete and return this form to NYCIDA, 110 William Street, Attention: Compliance, Now York,. NY 10038 no later than the next August 1 following the Reporting Year. PLEASE BEE THE ATTACHED INSTRUCTIONS AND DEFINITIONS OF CAPITALIZED “‘TERMS USED ON THIS PAGE.

Please provide your NAICS Code (see http://www.census.gov.gov(eped/www/naics.html)):

If you cannot determine your NAICS Code, please indicate your Industry type:

1. Number of permanent Full-lime Employees as of June 30 of the Repelling Year

2. Number of non-permanent Full-lime Employees as of June 30 of the Reporting Year

3. Number of permanent Part-lime Employees as of June 30 of the Reporting Year

4. Number of non-permanent Part-Time Employees as of Juno 30 of the Reporting Year

5. Number of Contract Employees as of June 30 of the Reporting Year

6.  Total Number of employees of the Company and Its Affiliates included in Items 1, 2, 3 and 4 Please attach the NYS-45 Quarterly Combined Withholding, Wage Reporting and Unemployment Insurance Return for the period including June 30 of the Reporting Year.

7. Number of employees included in item 6 above who reside in the City of New York

8. Do the Company and its Affiliates offer health benefits to all Full Time Employees	Y N (please circle Y or N)

9. Do the Company and its Affiliates offer health benefits to all Part Time Employees	Y N (please circle Y or N)

If the answer to Item 6 above is 250 or more employees, please complete Item 9 through 13 below.

9. Number of employees in Item 6 who are *Exempt”.

10. Number of employees In Item 6 who are ‘Non-Exempt”

11. Number of employees in item 10 that earn up to $25,000 annually

12. Number of employees In item 10 that earn $25,001 $40,000 annually

13. Number of employees In item 10 that earn $40,001 - $60,000 annually

4 through 16, indicate the value of the benefits realized at Project Locations during the Reporting Year:

14. Value of sales and use tax exemption benefits	$

15. Value of Commercial Expansion Program (“CEP”) benefits	$

16. Value of Relocation and Employment Assistance Program (*REAP’) benefits.	$

17. Were physical improvements made to any Project Location dining the Reporting Year at a cost exceeding 10% of the current assessed value of the existing Improvements at such Project Location?	Y N (please circle Y or N)

If the Company and/or its Affiliates have applied for Industrial and Commercial Incentive Program (“ICIP”) benefits for new physical improvements at project Location(s), please provide the ICIP application number(s).

Certification: I, the undersigned, and authorized officer of principle owner of the Company/Affiliate/Tenant, hereby certify to the best of my knowledge and belief, that all information contained in this report is true and complete. This form and information provided pursuant hereto may be disclosed to the New York City Economic Development Corporation (“NYCEDC”) and New York City Industrial Development Agency (“NYCIDA”) and may be disclosed by NYCEDC and NYCIDA in connection with the administration of the programs of NYCEDC and/ or NYCIDA and/or the City of New York; and, without limiting the foregoing, such information may be included in (x) report prepared by NYC EDC pursuant to New York City Charter Section 1301 et. Seq., (y) other reports required of NYCIDA or NYCEOC, and (z) any other reports or disclosure required by law.

Entity Name:

Signature By:	Date:

Name (print):	Title :

DEFINITIONS:

“Affiliate” is (i) a business entity In which more than fifty percent is owned by, or is subject to a power or tight or control of, or is managed by, an entity which is a party to a Project Agreement or (ii) a business entity that owns more than filly percent of an entity which is a petty to a Project Agreement or that exercises a power or right of control of such entity.

“Company” includes any entity that it a party to a Project Agreement

“Contract Employee” is a person who is an independent contractor (i.e., a person who Is not an “employee”), or is employed by an independent contractor (an entity other then the Company, an Affiliate or a Tenant), who provides services at a Project Location.

“Financial Assistance” is any of the following forms of financial assistance provided by or at the direction of NYCIDA and/or NYCEDC; a loan, grant, tax benefit and/or energy benefit pursuant to the Business Incentive Rate (BIR) program or New York City Public Utility Service (NYCPUS) program.

“Full-Time Employee” is an employee who works at least 35 hours per week at a Project Location.

“Part-Time Employee” is an employee who works less than 35 hours per week at a Project Location.

“Project Agreement” is any agreement or instrument pursuant to which an entity received or receives Financial Assistance.

“Project Location” is any location (a) with regard to which Financial Assistance has been provided to the Company and/or its Affiliates during the fiscal year reporting period covered by the Employment and Benefits Report, or (b) that is occupied by the Company and/or its Affiliates at which such entities have employees who are eligible to be reported per the terms of the Project Agreement with the Company and/or Its Affiliates.

‘Tenant” is a tenant or subtenant (excluding the Company and its Affiliates) that leases or subleases facilities from the Company or its Affiliates, (or from tenants or subtenants of the Company or its Affiliates) at any Project Location.

ITEM INSTRUCTIONS. For each Project Agreement, please submit one report that coven (i) the Company and its Affiliates and (ii) Tenants and subtenants of Tenants at all Project Locations covered by the Project Agreement. Each Tenant mutt complete Item* 1-5, 15 and 16 on this form with regard to Itself and its subtenants and return it to the Company. The Company must include in its report information collected by the Company from Its Affiliates and Tenants. The Company must retain for six (6) years all forms completed by its Affiliates and Tenants and at NYCIDA’s request must permit NYCIDA upon reasonable notice to inspect such forms and provide NYCIDA with a copy of such terms. The Company must submit to NYCIDA copies °of this form completed by each Tenant.

1-4.    Items 1, 2, 3 and 4 must be determined as of June 30 of the Reporting Year and must include all pavement and non-permanent Full-Time Employees and Part-Time Employees at all Project Locations, Including, without limitation, those employed by the Company or its Affiliates and by Tenants and subtenants of Tenants at the Project Locations. Do not Include Contract Employees in Items 1, 2, 3 and 4.

5.    Report all Contract Employees providing services to the Company and its Affiliates and Tenants and subtenants of Tenants at all Project Locations.

6-14.    Report information requested only with respect to the Company and its Affiliates at all Project Locations. For item 6, report only the permanent and non-permanent Full-Time Employees and Part-Time Employees of the Company and its Affiliates. Do not report employees of Tenants and subtenants of Tenants. Do not report Contract Employees.

9.    Indicate the number of Employees included in item 6 who are classified as “Exempt”, as defined in the federal Fair Labor Standards Act. Generally, an Exempt employee Is not eligible for overtime compensation.

10.    Indicate the number of employees included in item 6 who are classified as “Non-Exempt”, as defined In the federal Fair Labor Standards Act. Generally, a Non-Exempt employee Is eligible for overtime compensation.

14.    Report all sales and use lax exemption benefits realized at all Project Locations by the Company and its Affiliates and granted by virtue of the exemption authority of NYCIDA or the City of New York. Do not include any sales and use tax savings realized under the NYS Empire Zone Program.

15.    Report all CEP benefits received by the Company and its Affiliates and any Tenants and subtenants or Tenants at all Project Locations. CEP is a package of tax benefits designed to help qualified businesses to relocate or expand in designated relocation areas in New York City. For more information regarding CEP, please visit http://www,nyc.gov.def.

16    Report all REAP benefits received by the Company and its Affiliates and any Tenants and subtenants of Tenants at all Project Locations. REAP is designed to encourage qualified businesses to relocate employees to targeted areas within New York City. REAP provides business income tax credits based on the number of qualified jobs connected to the relocation of employees. For more information regarding REAP, please visit http://www.nyc.gov/def.\

Transcript Document No. 1

LEASE AGREEMENT

Dated as of December 1, 2006

by and between

NEW YORK CITY INDUSTRIAL DEVELOPMENT AGENCY

and

ARE-EAST RIVER SCIENCE PARK, LLC

(ARE-East River Science Park, LLC Project)

Affecting certain Land within the

Bellevue Hospital Center Campus designated as

Block 962, Lot 99 in New York County

City and State of New York

as more particularly described in

Exhibit A to this Lease Agreement

on the Official Tax Map of New York County

Record and Return to:

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

Attention: Scott R. Singer, Esq.

or both, would constitute an Event of Default hereunder existing or specifying each such default or breach of which such Authorized Representative has knowledge.

(c)    The Lessee shall immediately notify the Agency of the occurrence of any Event of Default, or any event that with notice and/or lapse of time would constitute an Event of Default under any Project Document. Any notice required to be given pursuant to this subsection shall be signed by an Authorized Representative of the Lessee and set forth a description of the default and the steps, if any, being taken to cure said default. If no steps have been taken, the Lessee shall state this fact on the notice.

Section 6.9    Employment Information, Opportunities and Guidelines. (a) The Lessee agrees to submit to the Agency on August 1st of each year a completed Employment and Benefits Report in the form of Schedule B — “Employment and Benefits Report” attached hereto to the extent that the Lessee shall have received Financial Assistance (as such term is defined in the Employment and Benefits Report) from the Agency during the twelve-month period ending on the June 30th immediately preceding such August 1st. In addition, upon termination of this Agreement, the Lessee shall submit to the Agency an employment report with respect to both the Lessee and, where so stated, the Tenants, substantially in the form of Schedule B hereto, certified as to accuracy by an Authorized Representative of the Lessee, and shall attach thereto a copy of the Lessee’s final payroll report evidencing the total number of employees employed by the Lessee during the most recent period commencing July 1 of the previous year and ending June 30 of the year of the obligation of filing such report. Annually, by July 31 of each year, commencing on July 1, 2007, until the termination of this Agreement, the Lessee shall submit to the Agency the contact and location report substantially in the form attached hereto as Schedule C.

(b)    The Lessee shall ensure that all employees and applicants for employment with the Lessee with regard to the Facility are afforded equal employment opportunities without discrimination, Except as is otherwise provided by collective bargaining contracts or agreements, new employment opportunities created at the Lessee as a result of the Project shall be listed with the New York State Department of Labor Community Services Division, and with the administrative entity of the service delivery area created by the Workforce Investment Act of 1998 (P.L. No. 105-220) in which the Facility is located, Except as is otherwise provided by collective bargaining contracts or agreements, the Lessee agrees, where practicable, to consider first, and cause each of its Affiliates at the Facility to consider first, persons eligible to participate in the Workforce Investment Act of 1998 (P.L. No. 105-220) programs who shall be referred by administrative entities of service delivery areas created pursuant to such act or by the Community Services Division of the New York State Department of Labor for such new employment opportunities.

(c)    The Lessee hereby authorizes any private or governmental entity, including but not limited to The New York State Department of Labor (“DOL”), to release to the Agency and/or the New York City Economic Development Corporation (“EDC”), and/or to the successors and assigns of either (collectively, the “Information Recipients”), any and all employment information under its control and pertinent to the Lessee and the employees of the Lessee to enable the Agency and/or EDC to comply with its reporting requirements required by New York City Local Law 48 of 2005 and any other applicable laws, rules or regulations. In addition, upon the Agency’s written request, the Lessee shall provide to the Agency any employment information in the possession of the Lessee which is pertinent to the Lessee and the employees of the Lessee to enable the Agency and/or EDC to comply with its reporting requirements required by New York City Local Law 48 of 2005 and any other applicable laws, rules or regulations. Information released or provided to Information Recipients by DOL, or by any other governmental entity, or by any private entity, or by the Lessee, or any information previously released as provided by all or any of the foregoing parties (collectively, “Employment Information”) may be disclosed by the Information Recipients in connection with the administration of the programs of the Agency, and/or EDC, and/or the successors and assigns of either, and/or The City of New York, and/or as may be necessary to comply with law; and, without limiting the foregoing, the Employment Information may be included in (x) reports prepared by the Information Recipients pursuant to New York City Local Law 48 of 2005, (y) other reports required of the Agency, and (z) any other reports required by law. This authorization shall remain in effect throughout the term of this Agreement.

(d)    Nothing in this Section shall be construed to require the Lessee to violate any existing collective bargaining agreement with respect to hiring new employees.

(e)    Additionally, the Lessee shall submit to the Agency, together with Schedule B referred to above, a letter of representation that there are no existing tenants at the Project other than the Lessee and tenants authorized pursuant to this Agreement and the Ground Lease.

Section 6.10    Further Assurances. The Lessee will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts, instruments, conveyances, transfers and assurances, including Uniform Commercial Code financing statements, at the sole cost and expense of the Lessee, as the Agency deems necessary or advisable for the implementation, effectuation, correction, confirmation or perfection of this Agreement and any rights of the Agency hereunder.

Section 6.11    Recording and Filing. A memorandum of this Agreement, shall be recorded by the Lessee in the appropriate office of the Register of The City of New York, or in such other office as may at the time be provided by law as the proper place for the recordation thereof.

Section 6.12    Further Encumbrances, The Lessee shall not create, permit or suffer to exist any mortgage, encumbrance, lien, security interest, claim or charge against the Facility or any part thereof, or the interest of the Lessee in the Facility or this Agreement or the IDA Lease, except for Permitted Encumbrances.

Section 6.13    Subtenant Survey. The Lessee shall file with the Agency by January 1 and July 1 of each year, commencing January 1, 2007, a certificate of an Authorized Representative of the Lessee with respect to all subtenancies in effect at the Facility, in the form attached hereto as Schedule D.

Section 6.14    Covenants with respect to the Ground Lease.

(a)    The Lessee covenants and agrees that it shall not enter into an amendment, supplement or modification to the Ground Lease that would materially and adversely affect the interests of the Agency under the Project Documents without the prior written consent of the Agency.

(b)    The Lessee agrees to observe and comply with all of its payments and all of its material obligations, covenants and agreements set forth in the Ground Lease and further agrees to promptly transmit to the Agency copies of any termination or default notice it shall receive from, or deliver to, the City, HHC and/or EDC under the Ground Lease.

(c)    The Lessee covenants and agrees that, subject to the provisions of Sections 6.1 and 9.3(a) hereof, it shall remain the tenant under the Ground Lease throughout the term of this Agreement.

Section 6.15    Reporting as to Prohibited Persons. The Lessee shall file with the Agency by August 1 of each year, commencing August 1, 2007, a certification, in the form set forth as Schedule E-1 hereto, that (i) the Lessee is not a Prohibited Person, (ii) the Lessee does not control a Prohibited Person, (iii) none of the members or Principals of any members of the Lessee is a Prohibited Person, and (iv) none of the Principals of the Lessee or any entity or Person which controls the Lessee or the Principals of the Lessee is a Prohibited Person. The Lessee shall attach to such certification the certification, in the form attached hereto as Schedule E-2, delivered to the Lessee from every Major Tenant pursuant to Section 9,3(c)(ii) hereof.

Section 6.16    Environmental Remediation. The Lessee covenants and agrees to comply with Article 21 of the Ground Lease with respect to environmental remediation, and agrees to provide copies of all reports, remediation plans and notices provided, given or received by the Lessee to or from the City pursuant to the Ground Lease or the New York City Department of Environmental Protection.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.1    Events of Default. Any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)    Failure of the Lessee to pay when due any Rental Payment and such failure shall continue for a period of ten (10) Business days after notice thereof from Agency to Lessee;

(b)    (i)    Failure of the Lessee to observe and perform any covenant, condition or agreement on its part to be performed under Sections 2.4, 4.3, 4.4, 4.6, 4.7, 5,1, 6.1, 6,2, 6.3, 6.12, 6.13, 6.14, 7.6, S.5, 9.3 or 9.14 hereof and continuance of such failure for a period of thirty (30) days after receipt by the Lessee of written notice specifying the nature of such default from the Agency or such longer period as may be required so long as Lessee is diligently prosecuting cure to completion; or

(ii)    Failure of the Lessee to observe and perform any covenant or agreement on its part to be performed under Section 4,5 hereof and continuance of such failure for a period amount of $500.00 per day until the Lessee shall have recorded the termination of lease with respect to the Facility and terminated this Agreement in accordance with the provisions hereof.

Section 8.5    Recapture of Agency Benefits. It is understood and agreed by the parties to this Agreement that the Agency is entering into this Agreement in order to provide financial assistance to the Lessee for the Project and to accomplish the public purposes of the Act. In consideration therefor, the Lessee hereby agrees as follows:

(a)    If there shall occur a Recapture Event after the earlier to occur of (i) the receipt by the Lessee of a temporary certificate of occupancy with respect to the Second Building of the Facility or (ii) the execution and delivery by the Lessee and the Agency of the Mortgage (the “Recapture Commencement Date”), the Lessee shall pay to the Agency as a return of public benefits conferred by the Agency, the following amounts:

(A)    one hundred percent (100%) of the Benefits (as defined below) if the Recapture Event occurs within the first (6) years after the Recapture Commencement Date;

(B)    eighty percent (80%) of the Benefits if the Recapture Event occurs during the seventh (7th) year after the Recapture Commencement Date;

(C)    sixty percent (60%) of the Benefits if the Recapture Event occurs during the eighth (8th) year after the Recapture Commencement Date;

(D)    forty percent (40%) of the Benefits if the Recapture Event occurs during the ninth (9th) year after the Recapture Commencement Date; or

(E)    twenty percent (20%) of the Benefits if the Recapture Event occurs during the tenth (10th) year after the Recapture Commencement Date.

The term “Benefits” shall mean any exemption from any applicable mortgage recording tax.

The term “Recapture Event” shall mean any of the following events:

(1)    The Lessee or the Company shall have liquidated its operations and/or assets (absent a showing of extreme hardship);

(2)    The Lessee shall have ceased all or substantially all of its operations at the Buildings (whether by relocation to another facility or otherwise, within or outside of the City) except in connection with a transfer to a Permitted Transferee in accordance with Section 9.3 hereof;

(3)    The Lessee shall have terminated this Agreement in accordance with Section 8.1 hereof or the Agency shall have terminated this Lease in accordance with Section 7.2 hereof;

or manufacturing plant or for the purpose of advertising or promoting materials which depict elected or appointed government officials in either print or electronic media, nor shall any funds of the Agency be given hereunder to any group or organization which is attempting to prevent the establishment of an industrial or manufacturing plant within the State.

(k)    This Agreement and the other Project Documents constitute the legal, valid and binding obligations of the Lessee enforceable against the Lessee in accordance with their respective terms.

(l)    The Lessee is in compliance, and will continue to comply, with all Federal, State and local laws or ordinances (including rules and regulations) relating to zoning, building, safety and environmental quality applicable to the Project and the operation of the Facility.

(m)    The Project Cost Budget attached as Exhibit B to this Agreement is true, correct and complete in all material respects, representing as of the Commencement Date, the Lessee’s anticipated costs to construct the Project.

(n)    Except as permitted by Section 9.3 hereof and the Ground Lease, no Person other than the Lessee is or will be in use, occupancy or possession of any portion of the Project.

(o)    The Project will be designed, and the operation of the Facility will be, in compliance with all applicable Federal, State and local laws or ordinances (including rules and regulations) relating to safety and environmental quality.

(p)    The Lessee hereby represents that: (i) the Lessee and the Company are not Prohibited Persons, (ii) the Lessee or the Company do not control a Prohibited Person, (iii) none of the members or Principals of any members of the Lessee is a Prohibited Person, and (iv) none of the Principals of the Lessee or the Company or any entity or Person which controls the Lessee or the Company or the Principals of the Lessee or the Company is a Prohibited Person.

(q)    The rentable square footage of the Improvements constituting the Project portion of the Facility is anticipated to be approximately 716,000 rentable square feet.

(r)    The aggregate acreage of the Land is approximately 2.8 acres.

(s)    The fiscal year of the Lessee is the 365 or 366 day period, as the case may be, commencing on January 1, and ending on December 31 of each calendar year.

ARTICLE II

CONVEYANCE TO THE AGENCY; THE PROJECT; AND TITLE INSURANCE

Section 2.1    The IDA Lease. Pursuant to the IDA Lease, the Company has subleased the Facility as in existence on the Commencement Date to the Agency, free and clear of all Liens, claims, charges, encumbrances, security interests and servitudes other than Permitted Encumbrances.

Section 2.2    The Project.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of Oct. 5, 2018 (“Effective Date”), by and between ARE-East River Science Park, LLC, a Delaware limited liability company (“Landlord”), and Prevail Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement (the “Existing Lease”) dated September 29, 2017. Pursuant to the Existing Lease, Tenant leases certain premises consisting of approximately 3,849 rentable square feet located in Suites 935 and 940 (the “Existing Premises”) in the building located at 430 East 29th Street, New York, New York, 10016 (the “Building”). The Existing Premises are more particularly described in the Existing Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease and include an additional 7,775 rentable square feet located on the 15th Floor (the “15th Floor Expansion Space”) and an additional 5,902 rentable square feet located in Suite 660 (the “6th Floor Expansion Space,” and collectively with the 15th Floor Expansion Space, the “Expansion Premises,” and the Existing Premises and the Expansion Premises, collectively, the “Expanded Premises”) of the Building, thereby expanding the total Premises to 17,526 rentable square feet as of the 15th Floor Expansion Premises Commencement Date and the 6th Floor Expansion Premises Commencement Date (each as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions

a. Definition of Premises and Tenant’s Share. Effective as of the Expansion Premises Commencement Date, the defined terms “Premises” and “Tenant’s Share” on Page 1 of the Existing Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building, containing 17,526 rentable square feet (as determined by Landlord and accepted for all purposes by Tenant), on the sixth (6th), the ninth (9th) and the fifteenth (15th) floors of the Building, consisting of Suite 660 (5,902 rentable square feet), Suite 935 (1,674 rentable square feet), Suite 940 (2,175 rentable square feet), and Suite 1520 (7,775 rentable square feet), as more particularly shown on Exhibit A.”

“Tenant’s Share: 4.1864%”

Effective as of the Expansion Premises Commencement Date, Exhibit A to the Existing Lease shall be deleted and replaced with Exhibit A attached to this First Amendment. For all purposes, from and after the Expansion Premises Commencement Date, the defined term “Lease” shall mean the Existing Lease as modified by this First Amendment.

b. Definition of Tenant’s Share (SLA) (6th Floor and Tenant’s Share (SLA) 9th Floor). Effective as of the Expansion Premises Commencement Date, the defined terms “Shared Lab Area,” “Tenant’s Share (SLA) (6th Floor),” and “Tenant’s Share (SLA) (9th Floor)” shall be added to the Lease as follows:

“Shared Lab Area: That portion of the Building on the sixth and ninth floors, as shown on Exhibit N.”

“Tenant’s Share (SLA) (6th Floor): 19.4094%”

“Tenant’s Share (SLA) (9th Floor): 12.6579%”

2. Lease Term Extension.

a. The Base Term of the Lease is hereby extended (the “Extension Term”) for a period of seventy-six (76) months from the date that is the first day of the first full month following the Expansion Premises Commencement Date.

b. The “Expansion Premises Commencement Date” shall be the earlier of (i) the date that Landlord delivers the 6th Floor Expansion Space to Tenant with Landlord’s Expansion Space Work (defined below) substantially completed (the “6th Floor Expansion Premises Commencement Date”) or (ii) the date that Landlord delivers the 15th Floor Expansion Space to Tenant with Landlord’s Expansion Space Work substantially completed (the “15th Floor Expansion Premises Commencement Date”), each of which dates (i) and (ii) is estimated to occur approximately on October 1, 2018.

3. Rent.

a. Base Rent. Tenant shall remain liable for payment of, and shall pay, all Rent which is due and payable in accordance with the terms of the Existing Lease through the date of commencement of the Extension Term. During the Extension Term, Tenant shall remain liable for continuing to make, and shall continue to make, payments of Base Rent as increased annually by the Base Rent adjustments pursuant to Section 4 of the Existing Lease; as of the Expansion Premises Commencement Date, Base Rent for the Existing Premises shall be $98.33 per rentable square foot of the Existing Premises, subject to such future annual increases. In addition, from the 6th Floor Expansion Premises Commencement Date, Tenant shall pay Base Rent for the 6th Floor Expansion Space in the amount of $103.75 per rentable square foot of the 6th Floor Expansion Space, and from the 15th Floor Expansion Premises Commencement Date, Tenant shall pay Base Rent for the 15th Floor Expansion Space in the amount of $90.00 per rentable square foot of the 15th Floor Expansion Space, in each case subject to such future annual increases. Base Rent shall be payable monthly on the 1st day of each month and otherwise in accordance with the other provisions of the Lease applicable to Base Rent under the Lease, and which shall adjust upwards annually in accordance with Section 4 of the Lease. For purposes of the Base Rent for the 6th Floor Expansion Space, the Adjustment Date shall occur annually on the anniversary of the first day of the first full month following the 6th Floor Expansion Premises Commencement Date, and for purposes of the Base Rent for the 15th Floor Expansion Space, the Adjustment Date shall occur annually on the anniversary of the first day of the first full month following the 15th Floor Expansion Premises Commencement Date.

b. Rent Abatement. Notwithstanding anything to the contrary herein, provided that there is not a Default by Tenant hereunder, or under the Lease, Base Rent which is attributable to the 6th Floor Expansion Space only shall be abated during the period from the 6th Floor Expansion Premises Commencement Date until the date that is four (4) full calendar months after the 6th Floor

Expansion Premises Commencement Date (the “6th Floor Abatement Period”), and Base Rent which is attributable to the 15th Floor Expansion Space only shall be abated during the period from the 15th Floor Expansion Premises Commencement Date until the date that is four (4) full calendar months after the 15th Floor Expansion Premises Commencement Date (the “15th Floor Abatement Period,” and together with the 6th Floor Abatement Period, collectively, the “Rent Abatement Period”). For the avoidance of doubt, Tenant shall be responsible for the payment of all Operating Expenses during the Rent Abatement Period including those applicable to the Expanded Premises. If there is a Default by Tenant hereunder, or under the Lease, during the Rent Abatement Period, then the Base Rent which otherwise would have been abated during the Rent Abatement Period shall not be abated, and Tenant shall be responsible for payment of all Base Rent. If there is a Default by Tenant hereunder, or under the Lease, after the Rent Abatement Period, then Tenant shall be responsible for payment of the unamortized portion of the abated Base Rent, calculated as the portion of abated Base Rent attributable to the number of months remaining in the unexpired Term.

c. Operating Expenses. In addition to Base Rent, Tenant shall continue to pay Tenant’s Share of Operating Expenses, and Tenant also shall continue to pay Tenant’s Share of Operating Expenses (SLA) (as defined herein) attributable to the Existing Premises until the Expansion Premises Commencement Date, From and after the Expansion Premises Commencement Date, Tenant shall pay its increased Tenant’s Share (which, in accordance with this First Amendment, shall be equal to Tenant’s Share of Operating Expenses, Tenant’s Share (SLA) (6th Floor) of Operating Expenses (SLA), and Tenant’s Share (SLA) (9th Floor) of Operating Expenses (SLA) attributable to both the Existing Premises and the Expansion Premises, as set forth in Section 1 above), in accordance with Section 5 of the Lease; provided, however, that the Operating Expenses attributable to the 15th Floor Expansion Space (only) shall include all Utilities used in the 15th Floor Expansion Space, all maintenance charges for such Utilities, and any storm sewer charges or other similar charges for such Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon, and the cost of all such Utilities shall be excluded from Operating Expenses under the Lease for the Existing Premises and the 6th Floor Expansion Premises.

4. Landlord’s Expansion Space Work. Landlord shall endeavor to deliver the 6th Floor Expansion Space and the 15th Floor Expansion Space to Tenant each by their estimated delivery date of approximately October 1, 2018, with Landlord’s Expansion Space Work with respect to such spaces substantially complete and otherwise in their “AS-IS” conditions, “Landlord’s Expansion Space Work” shall mean the completion of the core and shell of the Building and the demising of the Expansion Premises. Any modifications or alterations to the Expansion Premises shall be at Tenant’s sole cost and expense, and Landlord shall have no obligation to perform any improvements or alterations therein other than the Landlord’s Expansion Space Work.

5. Tenant Improvements. Landlord shall provide to Tenant a construction allowance (the “Tenant Improvement Allowance”) in the amount of $50.00 per rentable square foot of the 15th Floor Expansion Premises, for a total Tenant Improvement Allowance of $388,750.00. The Tenant Improvement Allowance may be used by Tenant only in connection with the design and construction of improvements to the 15th Floor Expansion Premises (the “Tenant Improvements”) in accordance with designs and plans submitted by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The Tenant Improvements shall be performed, and the Tenant Improvement Allowance shall be disbursed, in accordance with the terms and provisions of the Work Letter attached hereto as Exhibit B. Any additional costs for the Tenant Improvements that exceed the Tenant Improvement Allowance shall be the sole responsibility of Tenant.

6. Access. Tenant shall have access to the Existing Premises, the Expansion Premises, the Building and the parking area 24 hours per day, 7 days per week, subject to the provisions of the Lease.

7. Relocation Right.

a. Relocation to the North Tower. lf, at any time prior to the end of the Term of the Lease Landlord has (i) completed construction of the core and shell of the North Tower of the Alexandria Center for Life Science—New York City (the “North Tower”) and (ii) entered into initial leases demising an aggregate of least 100,000 rentable square feet of space in the North Tower, Tenant shall thereafter have the right to relocate to contiguous space in the North Tower consisting of at least 200% of the rentable square feet in the Expanded Premises on the date hereof (such space, the “Relocation Space”). Tenant’s right to so relocate to the Relocation Space shall be subject only to the superior rights in existence on the date hereof of other tenants to lease the Relocation Space and the terms of those initial leases, and Landlord agrees to use commercially reasonable efforts to offer to Tenant Relocation Space that is not subject to any such superior rights. Within ninety (90) days after Landlord has completed such construction of the North Tower and entered into initial leases demising an aggregate of least 100,000 rentable square feet of space in the North Tower, Landlord shall deliver to Tenant written notice (the “Relocation Notice”) stating that it is willing to relocate the Premises to the Relocation Space, the selection of which space shall be in Landlord’s sole and absolute discretion, the applicable amount of Base Rent (which shall be at the Market Rate), together with the terms and conditions on which Landlord is prepared to lease Tenant such Relocation Space, subject to subparts (b) through (h) below. Tenant shall have the right, but not the obligation, upon receipt of the Relocation Notice, to relocate to the Relocation Space upon the terms and conditions set forth in the Relocation Notice and this Section 7 (the “Relocation Right”). Tenant shall have thirty (30) days following delivery of the Relocation Notice to deliver to Landlord written notification of Tenant’s exercise of the Relocation Right.

b. Base Rent (Relocation Space). “Base Rent” for the Relocation Space shall be payable at the Market Rate (as defined below). The “Rent Adjustment Percentage” shall be determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord based on recent leases for comparable space in the Building and North Tower, if any, and taking into account all relevant factors, and agreed to by Tenant, which shall in no event be less than the Base Rent payable under the Lease as of the date immediately preceding the exercise by Tenant of the Relocation Right increased by the Rent Adjustment Percentage multiplied by such Base Rent.

c. Amended Lease. If (i) Tenant fails to timely deliver notice accepting the terms of a Relocation Notice, or (ii) after the expiration of a period of sixty (60) days from the date Tenant gives notice accepting Landlord’s offer to lease such Relocation Space, no lease amendment or lease agreement for the Relocation Space has been executed, Landlord tenders to Tenant an amendment to the Lease setting forth the terms for the rental of the Relocation Space consistent with those set forth in the Relocation Notice and otherwise consistent with the terms of this Lease and Tenant fails to execute such Lease amendment within ten (10) business days following such tender, Tenant shall be deemed to have waived the Relocation Right.

d. Exceptions. Notwithstanding the above, the Relocation Right may not be exercised by Tenant:

i. if Tenant shall not agree to lease a portion of the Relocation Space consisting of at least 200% of the rentable square feet in the Premises; or

ii. during any period of time that Tenant is in Default under any provision of the Lease; or

iii. if Tenant has been in Default under any provision of the Lease three (3) or more times, whether or not the Defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Relocation Right.

e. Termination. The Relocation Right shall terminate and be of no further force or effect (x) if Tenant declines the Relocation Right after receipt of a Relocation Notice or (y) even after Tenant’s due and timely exercise of the Relocation Right, if, after such exercise, but prior to the commencement date of the lease of such Relocation Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has been in Default under any provision of the Lease three (3) or more times during the period from the date of the exercise of the Relocation Right to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

f. Rights Personal. The Relocation Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

g. No Extensions. The period of time within which the Relocation Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Relocation Right.

h. Costs and Expenses. Tenant’s exercise of the Relocation Right and any relocation of the Premises made pursuant to the Relocation Right shall be at Tenant’s sole cost and expense.

8. SLA Amendments.

a. Section 3(b)(i) of the Lease shall be amended and restated in its entirety as follows:

“(i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), Tenant’s Share (SLA) (6th Floor) of Operating Expenses (SLA) attributable to the sixth floor and Tenant’s Share (SLA) (9th Floor) of Operating Expenses (SLA) attributable to the ninth floor (as provided for in Section 46(h)).”

b. The second-to-last sentence of Section 4 of the Lease shall be amended and restated in its entirety as follows:

“The Administrative Rent set forth in Section 3(b) above, the Operating Expenses (SLA) set forth in Section 46(h) below and the Operating Expenses set forth in Section 5 below shall not be abated and shall be based on the amount of Base Rent that would have been payable without regard to the Base Rent Abatement.”

c. Exhibit C attached hereto shall be attached to the Lease as “Exhibit I.”

d. Exhibit D attached hereto shall be attached to the Lease as “Exhibit N.”

e. Section 46 of the Lease shall be inserted as follows:

“46. Shared Lab Area

(a) General Provisions. Notwithstanding anything to the contrary herein, Tenant shall have a license, on a non-exclusive basis in common with other tenants and users of the sixth and ninth floors of the Building, to use the Shared Lab Area for the Permitted Use, in accordance with the Rules and Regulations applicable thereto and all Legal Requirements, but such access and use shall be subject to the terms of the Superior Instruments (as defined in Section 27), The Shared Lab Area contains certain equipment, furnishings; systems, and personal property, as more particularly described on Exhibit I (collectively, the “Shared Lab Systems”). The license granted hereby is personal to Tenant and shall not, except as provided in the next sentence, be assigned or otherwise pledged or transferred, directly or indirectly. In the case of a Permitted Assignment, Tenant shall have no further right to use the Shared Lab Area and the Shared Lab Systems in accordance with the terms and conditions of this Lease; provided, however, that the following shall have the non-exclusive license to use the Shared Lab Systems in accordance with the terms and conditions of this Lease: (i) a subtenant approved by Landlord in accordance with the provisions of this Lease that subleases 50% or more of the Premises, and (ii) an assignee permitted under a Permitted Assignment. Landlord further agrees to reasonably consider allowing an approved subtenant in the Existing Premises or the 6th Floor Expansion Space that subleases less than 50% of the space under this Lease on any particular floor of the Premises to have a non-exclusive license to use the Shared Lab Systems in accordance with the terms and conditions of this Lease.

(b) Relocation/Modification of Shared Lab Area. Landlord shall have the right at any time and from time to time in the exercise of its sole and absolute subjective discretion to reconfigure, relocate, or modify the Shared Lab Area and to revise, expand, suspend, terminate, or discontinue any of the Shared Lab Systems. Landlord shall provide reasonable notice to Tenant of the relocation, suspension, termination, or discontinuance of any Shared Lab Systems as long as Landlord has actual knowledge of any such relocation, suspension, termination, or discontinuance.

(c) Interference. Tenant shall use the Shared Lab Area and the Shared Lab Systems in a manner that will not interfere with the rights of any tenants or occupants in the Building or users of the Shared Lab Area or the providers of the services associated with the Shared Lab Systems. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Lab Area from any person or entity, including, but not limited to, other tenants or occupants of the Building or users of the Shared Lab Area.

(d) Limitations. Landlord’s sole obligation for providing the Shared Lab Systems shall be: (A) to provide the Shared Lab Systems as is determined by Landlord in the exercise of its sole and absolute discretion, and (B) to contract with one or more third parties to maintain the Shared Lab Systems that are deemed by Landlord in the exercise of its sole and absolute discretion to need periodic maintenance in accordance with the manufacturer’s or supplier’s standard guidelines or otherwise. During any period of replacement, repair, or maintenance of the Shared Lab Systems when they are not operational (including, but not limited to, any delays thereto due to the inability to obtain parts or replacements), Landlord shall have no obligation to provide Tenant with alternative, supplemental, temporary, or back-up Shared Lab Systems. Tenant acknowledges and agrees that, because the Shared Lab Area and Shared Lab Systems are provided for the benefit of all tenants and users of the sixth and ninth floors of the Building, Landlord may reduce the Shared Lab Area and/or Shared Lab Systems and/or the resources therein from time to time in response to a lack of usage by such tenants or obsolescence or similar reasons and users and may increase, replace or otherwise modify the Shared Lab Area and/or Shared Lab Systems and/or resources therein from time to time in response to the needs of such tenants and users. Landlord shall have no liability for any such reduction, increase, replacement or modification of the Shared Lab Area and/or Shared Lab Systems, and none of the foregoing shall reduce the Base Rent payable by Tenant hereunder. Tenant acknowledges and agrees that increases, replacements and/or modifications of the Shared Lab Area and/or Shared Lab Systems may result in an increase in Operating Expenses (SLA), and Tenant agrees to pay Tenant’s Share (SLA) (6th Floor) of any such increase attributable to the sixth floor (after the 6th Floor Expansion Premises Commencement Date), and to pay Tenant’s Share (SLA) (9th Floor) of any such increase attributable to the ninth floor, in accordance with Section 46(h) below. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

(e) No Warranties. Landlord makes no warranties of any kind, express or implied, with respect to the Shared Lab Area and Shared Lab Systems, and Landlord disclaims any such warranties. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guaranty or warrant that the Shared Lab Systems will be operational at all times, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Lab Systems.

(f) Other Lease Provisions. Although the Shared Lab Area does not form a part of the Premises, (A) the provisions of this Lease governing Tenant’s use, operation, and enjoyment of the Premises shall apply with equal force to Tenant’s use of the Shared Lab Area and the Shared Lab Systems, (B) the provisions of this Lease imposing obligations on Tenant for matters occurring in, on, within, or about the Premises or arising out of the use or occupancy of the Premises, (including, but not limited to, those obligations relating to insurance, indemnification, Hazardous Materials Clearance, and environmental requirements triggered by Tenant’s use of the Shared Lab Area), shall apply with equal force to Tenant’s use of the Shared Lab Area and the Shared Lab Systems, and (C) the provisions of this Lease limiting Landlord’s liability shall apply with equal force to Tenant’s use of the Shared Lab Area and the Shared Lab Systems.

(g) Termination. If Tenant defaults in its obligations under this Section 46 after written notice and the expiration of a five (5) business day cure period, Landlord shall have the right, in addition to any other rights and remedies available to Landlord for a Default by Tenant, to terminate immediately Tenant’s license to use the Shared Lab Area. The expiration or earlier termination of this Lease shall automatically terminate the license hereby granted to Tenant to so use the Shared Lab Area. The five (5) business day cure period under this Section 46 shall be the exclusive cure period for a default by Tenant in its obligations under this Section 46, and no other notice or cure period in the Lease shall apply.

(h) Shared Lab Area Operating Expenses.

(i) Shared Lab Area Operating Expense Payments. Landlord shall deliver to Tenant an Annual Estimate of Operating Expenses (SLA) for each calendar year during the Term, which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord, as Additional Rent hereunder, an amount equal to 1/12th of Tenant’s Share (SLA) (6th Floor) of the Annual Estimate of Operating Expenses (SLA) attributable to the sixth floor, and an amount equal to 1/12th of Tenant’s Share (SLA) (9th Floor) of the Annual Estimate of Operating Expenses (SLA) attributable to the ninth floor. Payments for any fractional calendar month shall be prorated based on the number of days in the applicable month.

(ii) The term “Operating Expenses (SLA)” means all costs and expenses of maintaining, repairing, replacing and operating the Shared Lab Area and the Shared Lab Systems incurred or accrued each calendar year by Landlord.

(iii) Each Annual Statement shall include (a) the total actual Operating Expenses (SLA), Tenant’s Share (SLA) (6th Floor) of actual Operating Expenses (SLA) attributable to the sixth floor, and Tenant’s Share (SLA) (9th Floor) of actual Operating Expenses (SLA) attributable to the ninth floor for the previous calendar year and (b) the total of Tenant’s payments in respect of Tenant’s Share (SLA) (6th Floor) of actual Operating Expenses (SLA) attributable to the sixth floor and in respect of Tenant’s Share (SLA) (9th Floor) of actual Operating Expenses (SLA) attributable to the ninth floor for such year. If Tenant’s Share (SLA) (6th Floor) of actual Operating Expenses (SLA) attributable to the sixth floor and Tenant’s Share (SLA) (9th Floor) of actual Operating Expenses (SLA) attributable to the ninth floor for such year exceeds Tenant’s payments of Tenant’s Share (SLA) (6th Floor) of Operating Expenses (SLA) attributable to the sixth floor and Tenant’s Share (SLA) (9th Floor) of Operating Expenses (SLA) attributable to the ninth floor for such year, then the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses (SLA) for such year exceed Tenant’s Share (SLA) (6th Floor) of actual Operating Expenses (SLA) attributable to the sixth floor plus Tenant’s Share (SLA) (9th Floor) of actual Operating Expenses (SLA) attributable to the ninth floor for such year, then Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord, Operating Expenses (SLA) for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.”

9. Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto. Other than as expressly amended and modified herein, the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successor and assigns.

c. Tenant acknowledges that it has read the provisions of this First Amendment, understands them, and is bound by them. Time is of the essence in this First Amendment.

d. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

e. Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this First Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this First Amendment.

f. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

PREVAIL THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Asa Abeliovich
Name:	Asa Abeliovich
Title:	CEO

LANDLORD:

ARE-EAST RIVER SCIENCE PARK, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Gary Dean
Name:	Gary Dean
Its:	Senior Vice President
RE Legal Affairs

The following exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K:

Exhibit A – Description of Premises

Exhibit C – Shared Lab Systems

Exhibit D – Shared Lab Area

The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit upon request by the U.S. Securities and Exchange Commission.

EXHIBIT B

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease dated September 29, 2017, as amended by that certain First Amendment to Lease dated as of even date herewith (as amended, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Lease”) by and between ARE-East River Science Park, LLC, a Delaware limited liability company, (“Landlord”), and Prevail Therapeutics, Inc., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.    General Requirements.

(a)    Tenant’s Authorized Representative. Tenant designates Emily Minkow and Asa Abeliovich (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)    Landlord’s Authorized Representative. Landlord designates John Cunningham and Caterin Restrepo (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)    Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.    Tenant Improvements.

(a)    Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the 15th Floor Expansion Space desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b)    Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 60 days of the date hereof. Not more than fifteen (15) business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within ten (10) business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)    Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, provide notice to Landlord of how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)    Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within ten (10) business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.    Performance of the Tenant Improvements.

(a)    Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing, the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund (as hereinafter defined). Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, the additional insureds identified in Section 17(a) of the Lease, and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)    Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building System.

(c)    Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)    Substantial Completion. Tenant shall provide Landlord with a reasonably detailed proposed schedule for the construction of the Tenant Improvements (the “Tenant Improvements Schedule”), with such Tenant Improvements Schedule to include a reasonable estimate of the date of Substantial Completion (as hereinafter defined) (the “Scheduled Substantial Completion Date”). The Tenant Improvements Schedule and the Scheduled Substantial Completion Date shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the 15th Floor Expansion Space (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably-required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.    Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)    Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within ten (10) business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld.

(b)    Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. For the avoidance of doubt, Tenant shall be solely responsible for the Excess TI Costs required in connection with any Change, including any costs associated with delays, and no portion of the TI Allowance shall be used to pay for such Excess TI Costs. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.    Costs.

(a)    Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 5% of the TI Costs (as hereinafter defined, but not including any Administrative Rent component in the calculation thereof) attributable solely to Tenant’s improvements to the 15th Floor Expansion Space for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund. If the sum of the amounts set forth in the Budget is greater than the TI Allowance, then Tenant shall deposit with Landlord the difference between the Budget and the TI Allowance (the “TI Deposit”), in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(f).

(b)    TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of up to $50.00 per rentable square foot of the 15th Floor Expansion Space, or $388,750.00 in the aggregate. Within fifteen (15) business days after receipt of notice of Landlord’s approval of the Budget, Tenant shall notify Landlord how much of the TI Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is eighteen (18) months after the 15th Floor Expansion Premises Commencement Date.

(c)    Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)    Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance and TI Deposit, if any, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to continue funding the TI Allowance, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance, the TI Deposit (if any) and Excess TI Costs are herein referred to collectively as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed cash portion of the TI Fund (other than, for this purpose, any balance of any TI Allowance, because the TI Allowance is not a cash balance), Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any TI Deposit and Excess TI Costs that Tenant has actually deposited with Landlord.

(e)    Determination of TI Costs. After the end of each calendar month beginning with the second month in which TI Costs are incurred, Tenant shall determine the TI Costs incurred for the prior calendar month (collectively, the “Total Monthly Costs”) and give Landlord written notice of the same, either alone or as part of an Allowance Disbursement Request (as defined below).

(f)    Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Tenant shall submit to Landlord at the beginning of each calendar month, a request for reimbursement (an “Allowance Disbursement Request”) of TI Costs incurred during the prior calendar month. Each Allowance Disbursement Request shall include, in reasonable detail where applicable, (i) a computation of the TI Costs incurred during such calendar month, including without limitation any TI Costs which were not included as part of the Budget; (ii) the then-current cumulative TI Costs; and (iii) evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains or reasonably requests, to the extent of Landlord’s approval thereof for payment, no later than twenty (20) days following receipt of such draw request. Each Allowance Disbursement Request shall be sent at the beginning of a calendar month for the prior calendar month and Landlord shall have no obligation to review and respond to, or reimburse Tenant with respect to, Allowance Disbursement Requests received after the last business day of a calendar month for Total Monthly Costs relating to the prior calendar month; provided, however, that this limitation shall not apply to any retainages required pursuant to any contract entered into by Tenant with the TI Architect or any consultant, contractor or subcontractor (it being understood that any such retainages shall not be released except in accordance with the terms of such contract upon final completion of the Tenant Improvements including delivery to Landlord of the items set forth in the final sentence of this Section 5(f)). Landlord shall review each timely-delivered Allowance Disbursement Request and respond to Tenant within ten (10) business days after receipt of such Allowance Disbursement Request and, if Landlord approves payment of such amount set forth in an Allowance Disbursement Request, Landlord shall arrange for prompt payment thereof to Tenant. Landlord shall disburse funds (1) from the TI Allowance in the amount equal to the product of (i) the amount of TI Costs to be reimbursed under the applicable Allowance Disbursement Request multiplied by (ii) the fraction of which the numerator is the undisbursed amount of the TI Allowance and the denominator is the remaining amount of TI Costs and (2) from the TI Deposit and Excess TI Costs in an amount equal to the product of (x) the amount of TI Costs to be reimbursed under the applicable Allowance Disbursement Request multiplied by (y) the fraction of which the numerator is the undisbursed amount of TI Deposit and Excess TI Costs and the denominator is the remaining amount of TI Costs, provided that the TI Architect shall have provided a certification in each instance to Landlord that the remaining amount of the TI Fund (after such disbursements) shall be sufficient to fund completion of the Tenant Improvements. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord (to the extent not already delivered in connection with prior Allowance Disbursement Requests): (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704; (iv) all sign-offs by the New York City Department of Buildings and by any other governmental agency or department, including, without limitation, if required, a certificate of occupancy for the 15th Floor Expansion Space; (v) a final invoice for such Tenant Improvements which includes the construction manager’s certified G-702 or G-703 demonstrating the total cost of such Tenant Improvements; and (vi) copies of all operation and maintenance manuals and warranties affecting the 15th Floor Expansion Space.

6.    Miscellaneous.

(a)    Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)    Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.